Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

dated as of May 1, 2006

by and among

MB FINANCIAL, INC.

MBFI ACQUISITION CORP.

and

FIRST OAK BROOK BANCSHARES, INC.

TABLE OF CONTENTS

		Page

RECITALS		1
ARTICLE I	CERTAIN DEFINITIONS	2

1.1	Certain Definitions	2

ARTICLE II	THE TRANSACTIONS	10

2.1	The Merger	10
2.2	Bank Merger	11
2.3	Effective Date	11
2.4	Reservation of Right to Revise Transactions	11

ARTICLE III	CONVERSION OF SHARES	12

3.1	Conversion of FOBB Common Stock; Merger Consideration; Dissenting Shares	12
3.2	Election Procedures	14
3.3	Delivery of Merger Consideration to Exchange Agent; Payment of Merger Consideration Relating to Certificates Surrendered at or Prior to the Election Deadline	17
3.4	Exchange and Other Procedures Relating to Certificates Surrendered after the Election Deadline	18
3.5	Return of Exchange Fund	19
3.6	Withholding	19

ARTICLE IV	ACTIONS PENDING TRANSACTION	20

4.1	Forbearances of FOBB and its Subsidiaries	20
4.2	Forbearances of MBFI and its Subsidiaries	24

ARTICLE V	REPRESENTATIONS AND WARRANTIES OF FOBB	25

5.1	Standard	25
5.2	Capitalization	25
5.3	Organization, Standing and Authority of FOBB	26
5.4	FOBB Subsidiaries	26
5.5	Authorized and Effective Agreement	27
5.6	Securities Documents and Regulatory Reports	28
5.7	Material Adverse Effect	28
5.8	Environmental Matters	28
5.9	Tax Matters	29
5.10	Legal Proceedings	30
5.11	Compliance with Laws	30
5.12	Employee Benefit Plans	31

i

5.13	Certain Contracts	32
5.14	Brokers and Finders	32
5.15	Insurance	33
5.16	Properties	33
5.17	Labor	33
5.18	Allowance for Loan Losses	33
5.19	Transactions with Insiders	33
5.20	Fairness Opinion	34
5.21	No Undisclosed Liabilities	34
5.22	Indemnification	34
5.23	Loan Portfolio	34
5.24	Investment Portfolio	35
5.25	Books and Records	35
5.26	Defaults	35
5.27	Intellectual Property	35
5.28	Risk Management Instruments	35
5.29	Trust Administration	36
5.30	Internal Controls	36
5.31	Takeover Laws	36
5.32	Representations Not Misleading	36

ARTICLE VI	REPRESENTATIONS AND WARRANTIES OF MBFI	37

6.1	Standard	37
6.2	Capitalization	37
6.3	Organization, Standing and Authority of MBFI	38
6.4	MBFI Subsidiaries	38
6.5	Authorized and Effective Agreement	38
6.6	Securities Documents and Regulatory Reports	39
6.7	Material Adverse Effect	40
6.8	Environmental Matters	40
6.9	Tax Matters	40
6.10	Legal Proceedings	41
6.11	Compliance with Laws	41
6.12	Employee Benefit Plans	42
6.13	Brokers and Finders	42
6.14	Insurance	42
6.15	Properties	42
6.16	Labor	43
6.17	Allowance for Loan Losses	43
6.18	Transactions with Insiders	43
6.19	Fairness Opinion	43
6.20	No Undisclosed Liabilities	43

6.21	Indemnification	44
6.22	Loan Portfolio	44
6.23	Investment Portfolio	44
6.24	Books and Records	44
6.25	Defaults	45
6.26	Intellectual Property	45
6.27	Risk Management Instruments	45
6.28	Trust Administration	45
6.29	Internal Controls	45
6.30	Takeover Laws	46
6.31	Representations Not Misleading	46

ARTICLE VII	COVENANTS	46

7.1	Reasonable Best Efforts	46
7.2	FOBB Shareholder Approval	46
7.3	MBFI Shareholder Approval	47
7.4	Registration Statement and Proxy Statement	47
7.5	Access; Information	48
7.6	Alternative Proposal	50
7.7	Affiliate Agreements	50
7.8	Press Releases	50
7.9	Takeover Laws	51
7.10	Conforming Entries	51
7.11	Systems Integration	52
7.12	Listing	52
7.13	Regulatory Applications	52
7.14	Current Information and Attendance at Board Meetings	53
7.15	Officers’ and Directors’ Insurance; Indemnification	54
7.16	Benefit Plans	55
7.17	FOBB Stock Options	57
7.18	DSUs and RSUs	58
7.19	Notification of Certain Matters	58
7.20	Litigation Matters	59
7.21	Section 16(b) Exemption	59
7.22	Reservation of Shares; Dividend	59
7.23	Expansion of MBFI Board and MB Bank Board	59
7.24	Best Practices, etc	60

ARTICLE VIII	CONDITIONS PRECEDENT	60

8.1	Conditions Precedent - Parties	60
8.2	Conditions Precedent - FOBB	61

8.3	Conditions Precedent - MBFI	61

ARTICLE IX	TERMINATION, WAIVER AND AMENDMENT	62

9.1	Termination	62
9.2	Effect of Termination	64
9.3	Survival or Non-Survival of Representations, Warranties and Covenants	64
9.4	Waiver	65
9.5	Amendment or Supplement	65
9.6	Termination Fee	65
9.7	Relief for Willful Breach; Specific Performance	66

ARTICLE X	MISCELLANEOUS	66

10.1	Expenses	66
10.2	Entire Agreement	66
10.3	No Assignment	67
10.4	Notices	67
10.5	Interpretation	68
10.6	Counterparts	68
10.7	Governing Law	68
10.8	Severability	68

EXHIBITS

Exhibit A	Form of FOBB Voting Agreement

Exhibit B	Form of MBFI Voting Agreement

Exhibit C	Form of FOBB Affiliate Agreement

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated as of May 1, 2006, by and between MB Financial, Inc., a Maryland corporation (“MBFI”), MBFI Acquisition Corp., a newly formed Delaware corporation and wholly owned subsidiary of MBFI (“Acquisition Corp.”) and First Oak Brook Bancshares, Inc., a Delaware corporation (“FOBB”).

RECITALS

WHEREAS, the Board of Directors of each of MBFI, Acquisition Corp. and FOBB (i) has determined that this Agreement and the business combination and related transactions contemplated hereby are in the best interests of their respective companies and shareholders and (ii) has determined that this Agreement and the transactions contemplated hereby are consistent with and in furtherance of their respective business strategies, and (iii) has adopted a resolution approving this Agreement and declaring its advisability;

WHEREAS, in accordance with the terms of this Agreement, FOBB will merge with and into Acquisition Corp. (the “Merger”), and immediately thereafter Oak Brook Bank, an Illinois state chartered bank and wholly owned subsidiary of FOBB (“OB Bank”), will be merged (the “Bank Merger”) with and into MB Financial Bank, N.A., a national banking association and wholly owned subsidiary of MBFI (“MB Bank”);

WHEREAS, as a condition to the willingness of MBFI to enter into this Agreement, each of the directors of FOBB as well as Rosemarie Bouman and George C. Clam have entered into a Voting Agreements, substantially in the form of Exhibit A hereto, dated as of the date hereof, with MBFI (individually the “FOBB Voting Agreement”), pursuant to which each such person has agreed, among other things, to vote all shares of common stock of FOBB owned by such person in favor of the adoption of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in such FOBB Voting Agreement;

WHEREAS, as a condition to the willingness of FOBB to enter into this Agreement, each of the directors of MBFI has entered into a Voting Agreement, substantially in the form of Exhibit B hereto, dated as of the date hereof, with FOBB (individually the “MBFI Voting Agreement”), pursuant to which each such director has agreed, among other things, to vote all shares of common stock of MBFI owned by such person in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in such MBFI Voting Agreement;

WHEREAS, the parties intend the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement be and is hereby adopted as a “plan of reorganization” as such term is used in Sections 354 and 361 of the Code; and

WHEREAS, the parties desire to make certain covenants, representations, warranties, and agreements in connection with the business transactions described in this Agreement and to prescribe certain conditions thereto.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements herein contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
CERTAIN DEFINITIONS

1.1           Certain Definitions.  The following terms are used in this Agreement with the meanings set forth below:

“Acquisition Corp.” has the meaning set forth in the preamble to this Agreement.

“Additional Consideration” has the meaning set forth in Section 9.1(j)(ii).

“Agent” has the meaning set forth in Section 3.2(b).

“Aggregate Cash Amount” has the meaning set forth in Section 3.1(e)(i).

“Aggregate FOBB Share Amount” has the meaning set forth in Section 3.1(e)(ii).

“Aggregate MBFI Share Amount” has the meaning set forth in Section 3.1(e)(iii).

“Aggregate Merger Consideration” has the meaning set forth in Section 3.1(d).

“Agreement” means this Agreement, as amended or modified from time to time in accordance with Section 9.5.

“Alternative Proposal” means any proposal to engage in, or a public announcement to engage in, or a filing with any Governmental Authority with respect to, any merger or consolidation with, purchase or lease of substantially all assets of, purchase of securities representing 20% or more of the voting power of, or any similar transaction involving, FOBB or OB Bank, but specifically excluding the transactions contemplated by this Agreement.

“Assumed Option” has the meaning set forth in Section 7.18(a).

“Bank Merger” has the meaning set forth in the Recitals to this Agreement.

“Cash Consideration” has the meaning set forth in Section 3.1(c)(i).

“Cash Election” has the meaning set forth in Section 3.1(c)(i).

“Cash Election Shares” has the meaning set forth in Section 3.2(a).

“CEO Employment Agreement” means the Transitional Employment Agreement between FOBB and Richard Rieser dated as of January 26, 1999.

“Certificates” means certificates evidencing shares of FOBB Common Stock.

“Certificate of Merger” has the meaning set forth in Section 2.1(b).

“Change in Recommendation” has the meaning set forth in Section 7.2(a).

“Chosen Court” has the meaning set forth in Section 10.7(b).

“COBRA” has the meaning set forth in Section 7.16(e).

“Code” has the meaning set forth in the Recitals to this Agreement.

“Competing Acquisition Agreement” has the meaning set forth in Section 7.2(c).

“Continuing Employees” has the meaning set forth in Section 7.16(d).

“CRA” means the Community Reinvestment Act.

“Defined Benefit Plan” means any qualified pension plan constituting a defined benefit plan within the meaning of Section 3(35) of ERISA.

“Delaware Secretary” means the Secretary of State of the State of Delaware.

“DGCL” means the Delaware General Corporation Law.

“Dissenting Shares” has the meaning set forth in Section 3.1(g)(i).

“Dissenting Shareholder” has the meaning set forth in Section 3.1(g)(i).

“DOJ” means the United States Department of Justice.

“DSUs” means director stock units awarded pursuant to the FOBB Director Stock Plan or the FOBB 2004 Stock Plan.

“Effective Date” has the meaning set forth in Section 2.3.

“Effective Time” has the meaning set forth in Section 2.1(b).

“Election Deadline” has the meaning set forth in Section 3.2(e).

“Election Form” has the meaning set forth in Section 3.2(b).

“Election Form Record Date” has the meaning set forth in Section 3.2(b).

“Environmental Claim” means any written notice from any Governmental Authority or third party alleging potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources, damages, property damages, personal injuries or penalties) arising out of, based on, or resulting from the presence, or release into the environment, of any Materials of Environmental Concern.

“Environmental Laws” means any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any Governmental Authority relating to (a) the protection, preservation or restoration of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (b) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Materials of Environmental Concern.  The term Environmental Law includes (i) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. §9601, et seq; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §6901, et seq; the Clean Air Act, as amended, 42 U.S.C. §7401, et seq; the Federal Water Pollution Control Act, as amended, 33 U.S.C. §1251, et seq; the Toxic Substances Control Act, as amended, 15 U.S.C. §9601, et seq; the Emergency Planning and Community Right to Know Act, 42 U.S.C. §1101, et seq; the Safe Drinking Water Act, 42 U.S.C. §300f, et seq; and all comparable state and local laws, and (ii) any common law (including common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Materials of Environmental Concern.

“Environmental Studies” has the meaning set forth in Section 7.5.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Exchange Agent” means LaSalle Bank N.A., Chicago, Illinois or such other financial institution mutually agreed upon by the Parties.

“Exchange Fund” has the meaning set forth in Section 3.3.

“Exchange Ratio” has the meaning set forth in Section 3.1(e)(iv).

“Expert’s Opinion” has the meaning set forth in Section 7.5.

“FDIC” means the Federal Deposit Insurance Corporation.

“FHLB” means the Federal Home Loan Bank of Chicago.

“Final MBFI Share Value” has the meaning set forth in Section 3.1(e)(v).

“Final Transaction Value” has the meaning set forth in Section 3.1(e)(vi).

“FOBB” has the meaning set forth in the preamble to this Agreement.

“FOBB Advisor” means Keefe, Bruyette & Woods Inc.

“FOBB Bank Insiders” has the meaning set forth in Section 5.19.

“FOBB Board” means the Board of Directors of First Oak Brook Bancshares, Inc.

“FOBB By-Laws” means the Bylaws of First Oak Brook Bancshares, Inc.

“FOBB Certificate” means the Certificate of Incorporation of First Oak Brook Bancshares, Inc.

“FOBB Common Stock” means the common stock, par value $2.00 per share, of First Oak Brook Bancshares, Inc.

“FOBB Director Stock Plan” means the First Oak Brook Bancshares, Inc. Director Stock Plan effective July 1, 1999 and any amendments thereto.

“FOBB Employee Plans” means all stock option, restricted stock, stock unit, employee stock purchase, ownership and stock bonus plans, pension, profit-sharing and retirement plans, deferred compensation, consultant, bonus and group insurance contracts, arrangements and agreements, or any trust agreement (or similar arrangement) related thereto, all other incentive, health, welfare and benefit plans and arrangements maintained for the benefit of, and any employment, retirement, or similar agreement, arrangement or understanding pursuant to which any payment (whether of severance pay or otherwise) is, will or may become due to, any present or former directors, employees or consultants of FOBB or any of its Subsidiaries, whether written or oral.

“FOBB Employee Stock Purchase Plan” means the First Oak Brook Bancshares, Inc. Employee Stock Purchase Plan effective May 7, 2002, and any amendments thereto.

“FOBB Executive DCP” means the First Oak Brook Bancshares, Inc. Deferred Compensation Plan effective November 1, 1997, and any amendments thereto.

“FOBB Meeting” has the meaning set forth in Section 7.02(a).

“FOBB 2001 Stock Plan” means the First Oak Brook Bancshares, Inc. Stock Incentive Plan effective January 23, 2001, and any amendments thereto.

“FOBB 2004 Stock Plan” means the First Oak Brook Bancshares, Inc. Incentive Compensation Plan effective May 4, 2004, and any amendments thereto.

“FOBB Section 16 Information” has the meaning set forth in Section 7.21.

“FOBB Shareholder Rights” has the meaning set forth in Section 5.2(a).

“FOBB Stock Options” has the meaning set forth in Section 5.2(b).

“FOBB Voting Agreement” has the meaning set forth in the Recitals of this Agreement.

“FRB” means the Board of Governors of the Federal Reserve System.

“GAAP” means generally accepted accounting principles.

“Governmental Authority” means any court, administrative agency or commission or other federal, state or local governmental authority or instrumentality.

“Headquarters Facility” has the meaning set forth in Section 7.5.

“Illinois Bank Regulator” means the Illinois Department of Finance and Professional Regulation.

“include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.

“Independent Expert” has the meaning set forth in Section 7.5.

“Insurance Amount” has the meaning set forth in Section 7.15(a).

“Intellectual Property” has the meaning set forth in Section 5.27.

“IRS” means the Internal Revenue Service.

“Joint Proxy Statement-Prospectus” has the meaning set forth in Section 7.4(a).

“Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) means those facts that are known or should have been known by the executive officers and directors of such Person, and includes any facts, matters or circumstances set forth in any written notice from any Regulatory Authority or any other material written notice received by that Person.

“Lien” means any mortgage, pledge, security interest, lien or encumbrance.

“Mailing Date” has the meaning set forth in Section 3.2(b).

“Material Adverse Effect” means, with respect to a Party, any effect that (i) is material and adverse to the financial position, results of operations, business, or operations of a Party and its Subsidiaries taken as a whole or (ii) would materially impair the ability of a Party to perform its obligations under this Agreement or otherwise materially impede the consummation of any of the Transactions; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (a) changes in banking and similar laws of general applicability to depository institutions generally or interpretations thereof by Governmental Authorities, or other changes affecting depository institutions generally, including changes in general economic conditions and changes in prevailing interest and deposit rates (b) changes in GAAP or regulatory accounting requirements applicable to banks and their holding companies generally, (c) any modifications or changes to policies, practices or charges, in each case taken by FOBB or any of its Subsidiaries at the request of MBFI or taken by a Party or its Subsidiaries in accordance with GAAP, (d) the impact of the announcement of this Agreement and the Transactions contemplated hereby, and compliance with this Agreement on the financial position, results of operations, business, or operations of a Party and their respective Subsidiaries, including expenses incurred in connection with this Agreement or the Transactions (e) actions or omissions of a Party taken with the prior written consent of the other Party or as permitted by this Agreement, (f) the payment of any amounts due to, or the provision of any other benefits to, any directors, officers or employees of FOBB and its Subsidiaries under employment contracts, employee benefit plans, severance agreements or other arrangements in existence as of the date hereof as Previously Disclosed, (g) any adjustments pursuant to FAS 115, (h) changes in national or international political or social conditions including the engagement by the United States in hostilities whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possession or diplomatic or consular offices or upon any military installation, equipment or a personnel of the United States, unless it uniquely affects either or both of the Parties and (i) any change in the value of the securities or loan portfolio, or any change in value of the deposits or borrowings, of and from a change in interest rates generally.

“Materials of Environmental Concern” means pollutants, contaminants, wastes, toxic substances, petroleum, petroleum products and any other materials regulated under Environmental Laws.

“MB Bank” has the meaning set forth in the Recitals to this Agreement

“MBFI” has the meaning set forth in the preamble to this Agreement.

“MBFI Advisor” means Goldman, Sachs & Co.

“MBFI Articles” means the Articles of Incorporation of MB Financial, Inc.

“MBFI Bank Insiders” has the meaning set forth in Section 6.18.

“MBFI Board” means the Board of Directors of MB Financial, Inc.

“MBFI By-Laws” means the ByLaws of MB Financial, Inc.

“MBFI Common Stock” means the common stock, par value $0.01 per share, of MB Financial, Inc.

“MBFI Meeting” has the meaning set forth in Section 7.3.

“MBFI Voting Agreement” has the meaning set forth in the Recitals of this Agreement.

“Merger” has the meaning set forth in the Recitals to this Agreement.

“Merger Consideration” has the meaning set forth in Section 3.1(d).

“Mixed Election” has the meaning set forth in Section 3.1(c)(iii).

“NASD” means the National Association of Securities Dealers, Inc.

“Nasdaq” shall mean the Nasdaq Global Market.

“Non-Election Shares” has the meaning set forth in Section 3.2(a).

“OB Bank” has the meaning set forth in the Recitals to this Agreement.

“OCC” means the Office of the Comptroller of the Currency of the U.S. Department of the Treasury or any successor thereto.

“OREO” means real estate acquired by an entity in foreclosure or by deed in lieu of foreclosure.

“Parties” means FOBB, MBFI and Acquisition Corp.

“Party” means FOBB, MBFI or Acquisition Corp.

“Per Share Amount” has the meaning set forth in Section 3.1(e)(vii).

“Person” means any individual, bank, corporation, partnership, joint venture, limited liability company, association, joint-stock company, business trust or unincorporated organization.

“Previously Disclosed” means disclosed in a Party’s Securities Documents which are publicly available prior to the date hereof or in a written disclosure schedule delivered on or within two (2) days prior to the date hereof by the disclosing Party to the other Party and describing or listing in reasonable detail the matters contained therein.  The disclosing Party shall use reasonable efforts to specifically refer to the appropriate section of this Agreement (which may be made by incorporation by reference from one section to another if appropriate) in the written disclosure schedule.

“Pro Rata Bonus” has the meaning set forth in Section 7.16(i).

“Registration Statement” has the meaning set forth in Section 7.4(a).

“Regulatory Authority” means any Government Authority charged with the supervision or regulation of financial institutions (or their holding companies or subsidiaries) including the FRB, the OCC, the FDIC, the Illinois Bank Regulator, the DOJ and the NASD.

“Representatives” means, with respect to any Person, such Person’s directors, officers, employees, accountants, legal or financial advisors or any representatives of such legal or financial advisors.

“Required Environmental Expenditures” has the meaning set forth in Section 7.5.

“Rights” means with respect to any Person, securities or obligations convertible into or exercisable or exchangeable for, or giving any person any right to subscribe for or acquire, or any options, calls or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock or earnings of such Person.

“Rights Agreement” has the meaning set forth in Section 5.2(a).

“RSUs” means restricted stock units awarded pursuant to the FOBB 2004 Stock Plan.

“Rule 16(b) Insiders” has the meaning set forth in Section 7.21.

“Rule 145 Affiliates” has the meaning set forth in Section 7.7(a).

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Documents” means all reports, forms, offering circulars, proxy statements, registration statements and all similar documents filed, or required to be filed, pursuant to the Securities Laws.

“Securities Laws” means the Securities Act; the Exchange Act; the Investment Company Act of 1940, as amended; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939; as amended, and the rules and regulations of the SEC.

“Shortfall Number” has the meaning set forth in Section 3.2(f).

“Stock Consideration” has the meaning set forth in Section 3.1(c)(ii).

“Stock Conversion Number” has the meaning set forth in Section 3.2(d).

“Stock Election” has the meaning set forth in Section 3.1(c)(ii).

“Stock Election Shares” has the meaning set forth in Section 3.2(a).

“Stock Election Number” has the meaning set forth in Section 3.2(e).

“Stock Exchange” shall mean the Nasdaq Stock Market.

“Stub Period Bonus” has the meaning set forth in Section 7.16(i).

“Subsidiary” means any entity which is required to be consolidated with a Party for financial reporting purposes.

“Superior Proposal’’ means any bona fide written Alternative Proposal which the FOBB Board determines in good faith to be more favorable from a financial point of view to its shareholders than the Merger, (1) after receiving the advice of the FOBB Advisor or such other financial advisor (who shall be a nationally recognized investment banking firm), (2) after taking into account the likelihood of consummation of such transaction on the terms set forth therein (as compared to, and with due regard for, the terms herein) and (3) after taking into account all legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal and any other relevant factors permitted under applicable law as reasonably determined by the FOBB Board; provided however, for purposes hereof the reference to “20%” in the definition of Alternative Proposal shall be deemed to be “50.1%”.

“Surviving Corporation” has the meaning set forth in Section 2.1(a).

“Takeover Laws” has the meaning set forth in Section 5.31.

“Tax” and “Taxes” means all federal, state, local or foreign taxes, charges, fees, levies or other assessments, however denominated, including all net income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, medicare, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, unemployment or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts, in each case imposed by any Governmental Authority.

“Tax Returns” means any return, amended return or other report (including elections, declarations, disclosures, schedules, estimates and information returns) required to be filed with any Governmental Authority with respect to any Tax.

“Termination Fee” has the meaning set forth in Section 9.6.

“Transactions” means the Merger and the Bank Merger.

“Treasury Stock” has the meaning set forth in Section 3.1(b).

Other terms used herein are defined elsewhere in this Agreement.

ARTICLE II
THE TRANSACTIONS

2.1           The Merger.  (a) Constituent Corporations and Surviving Corporation.  The constituent corporations to the Merger are FOBB and Acquisition Corp.  Acquisition Corp. shall be the surviving corporation (the “Surviving Corporation”) in the Merger and the corporate existence of FOBB shall cease at the Effective Time.  The name of the Surviving Corporation shall be “MBFI Acquisition Corp.”

(b)           Corporate Law Filings and Effective Time.  Subject to the satisfaction or waiver of the conditions set forth in Article VIII, the Merger shall become effective (the “Effective Time”) upon the filing of a certificate of merger (the “Certificate of Merger”) relating to the Merger with the Delaware Secretary in accordance with Section 251 of the DGCL or such later time as may be agreed to by the Parties and which is set forth in the Certificate of Merger, not to exceed 30 days after the Certificate of Merger is filed with the Delaware Secretary.

(c)           Effects of Merger.  The Merger shall have the effects prescribed in the DGCL, including Acquisition Corp., as the Surviving Corporation, thereupon and thereafter possessing all of the rights, privileges, immunities and franchises, of a public as well as of a private nature, of each of the corporations so merged and Acquisition Corp., as the Surviving Corporation, becoming responsible and liable for all the liabilities, obligations and penalties of each of the corporations so merged.  All rights of creditors and obligors and all Liens on the property of each of Acquisition Corp. and FOBB shall be preserved unimpaired.

(d)           Certificate of Incorporation and By-Laws of Surviving Corporation.  The Certificate of Incorporation and By-Laws of the Surviving Corporation immediately after the Merger shall be those of Acquisition Corp. as in effect immediately prior to the Effective Time.

(e)           Directors of the Surviving Corporation.  The directors of the Surviving Corporation immediately after the Merger shall be the directors of Acquisition Corp. immediately prior to the Effective Time, until such time as their successors shall be duly elected and qualified.

(f)            Officers of the Surviving Corporation.  The officers of the Surviving Corporation immediately after the Merger shall be the officers of Acquisition Corp. immediately prior to the Effective Time, until such time as their successors shall be duly elected and qualified.

(g)           Short Form Plan of Merger.  The plan of merger included in this Section 2.1 shall be separately stated in a short form plan of merger to be executed by the Parties and such plan of merger shall be separately filed with or incorporated into the Certificate of Merger to be filed with the Delaware Secretary

2.2           Bank Merger.  FOBB shall cause OB Bank, and MBFI shall cause MB Bank, to timely take all necessary and appropriate action relating to the Bank Merger (including the execution of documents and instruments), as reasonably and mutually determined by MBFI and FOBB, to obtain all approvals and consents from Regulatory Authorities and third parties relating to the Bank Merger and to enable the Bank Merger to be consummated immediately following the Merger.

2.3           Effective Date.  Subject to the satisfaction or waiver of the conditions set forth in Article VIII, the Parties shall cause the effective date of the Merger (the “Effective Date”) to occur (i) not later than the 3rd business day after the last of the conditions set forth in Article VIII to be satisfied prior to the Effective Date shall have been satisfied or waived in accordance with the terms of this Agreement; provided, however, that if the last condition to closing to be satisfied pursuant to Article VIII is the receipt of an approval from a Regulatory Authority, as specified by Section 8.1(b), then the Effective Date shall not occur until after FOBB has exercised its rights applicable to it under Section 9.1(j) and all regulatory waiting periods and the time periods required by Section 9.1(j) have expired or (ii) on such other date to which the Parties may agree in writing.  The Parties shall take all necessary action to pre-file the Certificate of Merger to enable the Effective Time to occur on the Effective Date.

2.4           Reservation of Right to Revise Transactions.  MBFI shall have the right to revise the structure for effecting any of the Transactions with the consent of FOBB, which consent will not be unreasonably withheld, provided, however, that MBFI shall not have the right, without the prior written approval of the FOBB Board, and, if required, the approval of the FOBB shareholders, to make any revision to the structure of the Transactions, which (a) changes the value amount or kind of the consideration which the FOBB shareholders are entitled to receive in the Merger, (b) adversely affects the income Tax treatment of the Merger to the FOBB shareholders, or (c) will materially delay or jeopardize the receipt of any necessary consents or approvals of Regulatory Authorities or other third parties with respect to any of the Transactions or otherwise cause any condition to the Transaction set forth in Article VIII hereof not to be capable of being fulfilled in a timely manner.  MBFI may exercise this right of revision by giving written notice thereof to FOBB in the manner provided in Section 10.4.

ARTICLE III
CONVERSION OF SHARES

3.1           Conversion of FOBB Common Stock; Merger Consideration; Dissenting Shares.  At the Effective Time, by virtue of the Merger and without any action on the part of MBFI, Acquisition Corp., FOBB or the holders of any of the shares of FOBB Common Stock, the Merger shall be effected in accordance with the following terms:

(a)           Outstanding MBFI and Acquisition Corp. Common Stock.  Each share of MBFI Common Stock and Acquisition Corp. common stock that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding following the Effective Time and shall be unchanged by the Merger.

(b)           Cancellation of Treasury Stock, etc.  All shares of FOBB Common Stock held in the treasury of FOBB (“Treasury Stock”) and each share of FOBB Common Stock owned by MBFI immediately prior to the Effective Time (other than shares held in a fiduciary capacity or in connection with debts previously contracted) shall, at the Effective Time, cease to exist, and the Certificates for such shares shall be canceled as promptly as practicable thereafter, and no payment or distribution shall be made in consideration therefor.

(c)           Outstanding FOBB Common Stock.  Subject to the provisions of this Article III, each share of FOBB Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled pursuant to Section 3(b) above and Dissenting Shares) shall become and be converted into, as provided in and subject to the limitations set forth in this Article III and 9.1(j)(ii) if applicable, the right to receive at the election of the holder thereof as provided in Section 3.2, the following, without interest:

(i)            for each share of FOBB Common Stock with respect to which an election to receive cash has been effectively made and not revoked or lost, pursuant to Section 3.2 (a “Cash Election”), cash from MBFI in an amount equal to the Per Share Amount (as defined in Section 3.1(e)(vii) (the “Cash Consideration”);

(ii)           for each share of FOBB Common Stock with respect to which an election to receive MBFI Common Stock has been effectively made and not revoked or lost, pursuant to Section 3.2 (a “Stock Election”), that number of shares of MBFI Common Stock as is equal to the Exchange Ratio (as defined in Section 3.1(e)(iv)) (the “Stock Consideration”);

(iii)          a combination of the Cash Consideration and the Stock Consideration (a “Mixed Election”); or

(iv)          for each share of FOBB Common Stock other than shares as to which a Cash Election, a Stock Election or a Mixed Election has been effectively made and not revoked or lost, pursuant to Section 3.2, such Stock Consideration and/or Cash Consideration as is determined in accordance with Section 3.2 for Non-Election Shares.

(d)           Merger Consideration.  The consideration that any one FOBB shareholder may receive pursuant to Article III is referred to herein as the “Merger Consideration” and the consideration that all of the FOBB shareholders are entitled to receive pursuant to Article III is referred to herein as the “Aggregate Merger Consideration”.

(e)           Certain Additional Defined Terms Relating to Merger Consideration.  For purposes of this Agreement, the following terms shall have the following meanings:

(i)            “Aggregate Cash Amount” means, subject to Sections 3.2(g), the aggregate of (1) $73,792,729, (2) such additional amount of cash as shall equal $36.80 multiplied by the product of 20% and the number of shares of FOBB Common Stock that are issued, from and after the date hereof and prior to the Effective Time, pursuant to (A) purchases under the FOBB Employee Stock Purchase Plan, but only to the extent set forth in Section 7.16(b) or the exercise of FOBB Options outstanding as of the date hereof and (B) the conversion of DSUs and RSUs outstanding as of the date hereof to shares of FOBB Common Stock (collectively the “Additional FOBB Shares”), and (3) the Additional Consideration under Section 9.1(j)(ii) that is in the form of cash.

(ii)           “Aggregate FOBB Share Amount” shall equal 10,026,186 shares of FOBB Common Stock; provided, however, that the Aggregate FOBB Share Amount shall be increased by virtue of the issuance of the Additional FOBB Shares.

(iii)          “Aggregate MBFI Share Amount” shall, subject to Section 3.2(g), be equal to the aggregate of (1) 8,325,745 shares of MBFI Common Stock, (2) such additional number of shares of MBFI Common Stock as shall equal 1.038 multiplied by the product of 80% and the number of Additional FOBB Shares and (3) the Additional Consideration under Section 9.1(j)(ii) that is in the form of MBFI Common Stock.

(iv)          “Exchange Ratio” means that number of shares of MBFI Common Stock as shall be obtained by dividing the Per Share Amount by the Final MBFI Share Value, rounded to the nearest one ten-thousandth of a share.

(v)           “Final MBFI Share Value” means the arithmetic average of the 4:00 p.m. Eastern Time closing sales prices of MBFI Common Stock reported on the Nasdaq for the five consecutive trading days immediately preceding but not including the trading day prior to the Effective Date.

(vi)          “Final Transaction Value” means the sum of (A) the Aggregate Cash Amount and (B) the product obtained by multiplying the Aggregate MBFI Share Amount by the Final MBFI Share Value.

(vii)         “Per Share Amount” means the amount obtained by dividing the Final Transaction Value by the Aggregate FOBB Share Amount.

(f)            Adjustment to Aggregate MBFI Share Amount.  In the event MBFI changes (or establishes a record date for changing) the number of, or provides for the exchange of, shares of MBFI Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to the outstanding MBFI Common Stock and the record date therefor shall be prior to the

Effective Time, the Aggregate MBFI Share Amount shall be proportionately and appropriately adjusted.

(g)           Dissenting Shares.

(i)            Each outstanding share of FOBB Common Stock the holder of which has perfected his right of appraisal under the DGCL and has not effectively withdrawn or lost such right as of the Effective Time (the “Dissenting Shares”) shall not be converted into or represent a right to receive the Merger Consideration, and the holder thereof shall be entitled only to such rights as are granted by the DGCL. FOBB shall give MBFI prompt notice upon receipt by FOBB of any such demands for payment of the fair value of such shares of FOBB Common Stock and of withdrawals of such notice and any other instruments provided pursuant to applicable law (any shareholder duly making such demand being hereinafter called a “Dissenting Shareholder”), and MBFI shall have the right to participate in all negotiations and proceedings with respect to any such demands. FOBB shall not, except with the prior written consent of MBFI, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment, or waive any failure to timely deliver a written demand for appraisal or the taking of any other action by such Dissenting Shareholder as may be necessary to perfect appraisal rights under the DGCL. Any payments made in respect of Dissenting Shares shall be made in cash by the Surviving Corporation.

(ii)           If any Dissenting Shareholder shall effectively withdraw or lose (through failure to perfect or otherwise) his right to such payment at or prior to the Effective Time, such holder’s shares of FOBB Common Stock shall be converted into a right to receive cash or MBFI Common Stock in accordance with the applicable provisions of this Article III.  If such holder shall effectively withdraw or lose (through failure to perfect or otherwise) his right to such payment after the Effective Time (or the Election Deadline), each share of FOBB Common Stock of such holder shall be treated as a Non-Election Share.

(h)           Cancellation of FOBB Common Stock.  After the Effective Time, shares of FOBB Common Stock shall be no longer outstanding and shall automatically be canceled and shall cease to exist, and shall thereafter by operation of this Section 3.1 represent the right to receive the Merger Consideration (or as to Dissenting Shares, such rights as provided by the DGCL) and any dividends or distributions with respect thereto or any dividends or distributions with a record date prior to the Effective Time that were declared or made by FOBB on such shares of FOBB Common Stock in accordance with the terms of this Agreement on or prior to the Effective Time and which remain unpaid at the Effective Time.

3.2           Election Procedures.

(a)           General Provisions.  Holders of FOBB Common Stock may elect to receive shares of MBFI Common Stock or cash (in either case without interest) in exchange for their shares of FOBB Common Stock in accordance with the procedures set forth herein. Shares of FOBB Common Stock as to which a Cash Election (including pursuant to a Mixed Election) has been made are referred to herein as “Cash Election Shares.” Shares of FOBB Common Stock

as to which a Stock Election has been made (including pursuant to a Mixed Election) are referred to as “Stock Election Shares.” Shares of FOBB Common Stock as to which no election has been made (or as to which an Election Form is not returned properly completed) are referred to herein as “Non- Election Shares.”  For purposes of this Article III, any Dissenting Shares shall be deemed to be Cash Election Shares, and the holders thereof shall in no event receive consideration comprised of MBFI Common Stock with respect to such shares; provided; however, that for purposes of making the proration calculations provided for in this Section 3.2, only Dissenting Shares as existing at the Effective Time shall be deemed Cash Election Shares.

(b)           Election Form and Transmittal Materials.  An election form and other appropriate and customary transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to Certificates shall pass, only upon proper delivery of such Certificates to the Exchange Agent), in such form as FOBB and MBFI shall mutually agree (“Election Form”), shall be mailed no more than 40 business days and no less than 20 business days prior to the anticipated Effective Date or on such earlier date as MBFI and FOBB shall mutually agree (the “Mailing Date”) to each holder of record of FOBB Common Stock as of five business days prior to the Mailing Date (the “Election Form Record Date”).  Each Election Form shall permit such holder, subject to the allocation and election procedures set forth in this Section 3.2, (i) to elect to receive the Cash Consideration for all of the shares of FOBB Common Stock held by such holder, (ii) to elect to receive the Stock Consideration for all of such shares, (iii) elect to receive the Stock Consideration for a part of such holder’s FOBB Common Stock and the Cash Consideration for the remaining part of such holder’s FOBB Common Stock, or (iv) to indicate that such record holder has no preference as to the receipt of cash or MBFI Common Stock for such shares. A holder of record of shares of FOBB Common Stock who holds such shares as nominee, trustee or in another representative capacity (an “Agent”) may submit multiple Election Forms, provided that each such Election Form covers all the shares of FOBB Common Stock held by such Agent for a particular beneficial owner. Any shares of FOBB Common Stock with respect to which the holder thereof shall not, as of the Election Deadline, have made an election by submission to the Exchange Agent of an effective, properly completed Election Form shall be deemed Non-Election Shares.

(c)           Election Deadline.  To be effective, a properly completed Election Form shall be submitted to the Exchange Agent on or before 5:00 p.m., Central time, on the 25th day following the Mailing Date (or such other time and date as MBFI and FOBB may mutually agree) (the “Election Deadline”); provided, however, that the Election Deadline may not occur on or after the Effective Date. FOBB shall use its reasonable efforts to make available up to two separate Election Forms, or such additional Election Forms as MBFI may permit, to all Persons who become holders of record of FOBB Common Stock between the Election Form Record Date and the close of business on the 2nd business day prior to the Election Deadline. FOBB shall provide to the Exchange Agent all information reasonably necessary for it to perform as specified herein.  An election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. An Election Form shall be deemed properly completed only if accompanied by one or more Certificates (or customary affidavits and indemnification regarding the loss or destruction of such Certificates or the guaranteed delivery of such Certificates) representing all shares of FOBB Common Stock covered by such Election Form, together with duly executed transmittal materials included with the Election Form. If an FOBB shareholder either (i) does not submit a properly completed Election Form in a timely fashion or (ii) revokes its Election Form prior to the Election Deadline (without later submitting a properly completed Election Form prior to the Election Deadline), the shares of FOBB Common Stock held by such shareholder shall be designated as Non-Election Shares.  Any Election Form may be revoked or changed by the Person submitting such Election Form to the Exchange Agent by written notice to the Exchange Agent only if such notice of revocation or change is actually received by the Exchange Agent at or prior to the Election Deadline. MBFI shall cause the Certificate or Certificates relating to any revoked Election Form to be promptly returned without charge to the Person submitting the Election Form to the Exchange Agent. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have discretion to determine when any election, modification or revocation is received and whether any such election, modification or revocation has been properly made. All elections shall be revoked automatically if the Exchange Agent is notified in writing by MBFI or FOBB, upon exercise by MBFI or FOBB of its respective or their mutual rights to terminate this Agreement to the extent provided under Section 9.1, that this Agreement has been terminated in accordance with Section 9.1.

(d)           Stock Conversion Number.  Notwithstanding any other provision contained in this Agreement, the total number of shares of FOBB Common Stock to be converted into Stock Consideration pursuant to Section 3.1(c)(ii) (the “Stock Conversion Number”) shall be equal to the quotient obtained by dividing (x) the Aggregate MBFI Share Amount by (y) the Exchange Ratio.  All of the other shares of FOBB Common Stock shall be converted into Cash Consideration (in each case, excluding shares of FOBB Common Stock to be canceled as provided in Section 3.1(b)).

(e)           Excess Stock Election Shares.  If the aggregate number of shares of FOBB Common Stock with respect to which Stock Elections shall have been made (the “Stock Election Number”) exceeds the Stock Conversion Number, then all Cash Election Shares and all Non-Election Shares of each holder thereof shall be converted into the right to receive the Cash Consideration, and Stock Election Shares of each holder thereof will be converted into the right to receive the Stock Consideration in respect of that number of Stock Election Shares equal to the product obtained by multiplying (x) the number of Stock Election Shares held by such holder by (y) a fraction, the numerator of which is the Stock Conversion Number and the denominator of which is the Stock Election Number, with the remaining number of such holder’s Stock Election Shares being converted into the right to receive the Cash Consideration.

(f)            Excess Cash Election Shares.  If the Stock Election Number is less than the Stock Conversion Number (the amount by which the Stock Conversion Number exceeds the Stock Election Number being referred to herein as the “Shortfall Number”), then all Stock Election Shares shall be converted into the right to receive the Stock Consideration and the Non-Election Shares and Cash Election Shares shall be treated in the following manner:

(i)            If the Shortfall Number is less than or equal to the number of Non- Election Shares, then all Cash Election Shares shall be converted into the right to receive the Cash Consideration and the Non-Election Shares of each holder thereof shall convert into the right to receive the Stock Consideration in respect of that number of Non-Election Shares equal to the product obtained by multiplying (x) the number of Non-Election Shares held by such holder by (y) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of Non-Election Shares, with the remaining number of such holder’s Non-Election Shares being converted into the right to receive the Cash Consideration; or

(ii)           If the Shortfall Number exceeds the number of Non-Election Shares, then all Non-Election Shares shall be converted into the right to receive the Stock Consideration and Cash Election Shares of each holder thereof shall convert into the right to receive the Stock Consideration in respect of that number of Cash Election Shares equal to the product obtained by multiplying (x) the number of Cash Election Shares held by such holder by (y) a fraction, the numerator of which is the amount by which (1) the Shortfall Number exceeds (2) the total number of Non-Election Shares and the denominator of which is the total number of Cash Election Shares, with the remaining number of such holder’s Cash Election Shares being converted into the right to receive the Cash Consideration.

(g)           Adjustment to Preserve Tax Treatment.  In the event that the quotient obtained by dividing (x) the product of (i) the Aggregate MBFI Share Amount and (ii) the Final MBFI Share Value by (y) the sum of the Aggregate Cash Amount and the product of (i) the Aggregate MBFI Share Amount and (ii) the Final MBFI Share Value, is less than 0.45, the Aggregate MBFI Share Amount shall be increased by the Share Adjustment Amount (as defined in this Section 3.2.(g)) and the Aggregate Cash Amount shall be decreased by the product of (x) the Final MBFI Share Value and (y) the Share Adjustment Amount, where the “Share Adjustment Amount” shall be equal to the quotient obtained by dividing (x) the difference obtained by subtracting (i) the product of (a) 0.45 and (b) the sum of the Aggregate Cash Amount and the product of (1) the Aggregate MBFI Share Amount and (2) the Final MBFI Share Value from (ii) the product of (a) the Aggregate MBFI Share Amount and (b) the Final MBFI Share Value by (y) the Final MBFI Share Value.  In the event that the Aggregate MBFI Share Amount and the Aggregate Cash Amount are adjusted as provided for in this Section 3.2.(g), all references in this Agreement to the “Aggregate MBFI Share Amount” and the “Aggregate Cash Amount” shall refer to the Aggregate MBFI Share Amount and the Aggregate Cash Amount as adjusted in this Section 3.2.(g).

(h)           No Fractional Shares.  Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of MBFI Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to MBFI Common Stock shall be payable on or with respect to any fractional share interest, and such fractional share interest shall not entitle the owner thereof to vote or to any other rights of a shareholder of MBFI. In lieu of the issuance of any such fractional share, MBFI shall pay to each former holder of FOBB Common Stock who otherwise would be entitled to receive a fractional share of MBFI Common Stock, an amount in cash, rounded to the nearest cent and without interest, equal to the product of (i) the fraction of a share to which such holder would otherwise have been entitled and (ii) the Final MBFI Share Value.  For purposes of determining any fractional share interest, all shares of FOBB Common Stock owned by a FOBB shareholder shall be combined so as to calculate the maximum number of whole shares of MBFI Common Stock issuable to such FOBB shareholder.

3.3           Delivery of Merger Consideration to Exchange Agent; Payment of Merger Consideration Relating to Certificates Surrendered at or Prior to the Election Deadline.  Prior to the Effective Time, MBFI shall deliver to the Exchange Agent the Aggregate Merger

Consideration (less the Cash Consideration applicable to Dissenting Shares) which shall consist of (i) certificates representing the Aggregate MBFI Share Amount and (ii) the Aggregate Cash Amount less the Cash Consideration applicable to Dissenting Shares (collectively, the “Exchange Fund”).  On an “as required” basis, MBFI shall promptly and timely tender to the Exchange Agent additional cash funds required for the payment of cash in lieu of fractional shares in the Merger, which amounts when paid shall constitute a part of the Exchange Fund.  As soon as practicable after the Effective Date, but not later than the 5th business day after the Effective Date, the Exchange Agent shall tender to each shareholder of FOBB, who properly surrendered Certificates to the Exchange Agent with an Election Form at or prior to the Election Deadline (x) a certificate representing that number of shares of MBFI Common Stock (if any) to which such former holder of FOBB Common Stock shall have become entitled pursuant to the provisions of Section 3.1 or 3.2 hereof, (y) a check representing that amount of cash (if any) to which such former holder of FOBB Common Stock shall have become entitled pursuant to the provisions of Section 3.1 or 3.2 hereof and (z) a check representing the amount of cash (if any) payable in lieu of a fractional share of MBFI Common Stock, which such former holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of Section 3.2, and the Certificate so surrendered shall forthwith be cancelled.  No interest will be paid or accrued on the cash payable in lieu of fractional shares.  Certificates surrendered for exchange by any Person identified by FOBB pursuant to Section 7.7 as a Rule 145 Affiliate shall not be exchanged for shares of MBFI Common Stock until MBFI has received a written agreement from such Person as specified in Section 7.7.

3.4           Exchange and Other Procedures Relating to Certificates Surrendered after the Election Deadline.

(a)           Transmittal and Deliveries.  As promptly as practicable after the Effective Date, but not later than five (5) business days thereafter, with respect to FOBB shareholders (i) whose addresses have been furnished to MBFI or the Exchange Agent on or prior to the Effective Date and (ii) who did not surrender or improperly surrendered their Certificates to the Exchange Agent by the Election Deadline, MBFI shall cause the Exchange Agent to send to each such shareholder transmittal materials (which shall specify that risk of loss and title to Certificates shall pass only upon acceptance of such Certificates by MBFI or the Exchange Agent) for use in exchanging such shareholder’s Certificates for the Stock Consideration and/or the Cash Consideration, whichever is applicable.  Upon proper delivery to the Exchange Agent of Certificates (or indemnity reasonably satisfactory to MBFI and the Exchange Agent, if any of such certificates are lost, stolen or destroyed) owned by such shareholder, the Exchange Agent shall promptly deliver to such shareholder the Stock Consideration and/or Cash Consideration applicable thereto, and if appropriate, a check for any cash in lieu of a fractional share interest.  No interest will be paid with respect to any of the foregoing.  Certificates surrendered for exchange by a Person identified by FOBB pursuant to Section 7.7 as a Rule 145 Affiliate shall not be exchanged for the Stock Consideration until MBFI has received a written agreement from such Person as specified in Section 7.7.  MBFI and the Exchange Agent shall be entitled to rely upon the stock transfer books of FOBB to establish the identity of those Persons entitled to receive the Merger Consideration pursuant to this Article III, which books shall be conclusive with respect thereto.  In the event of a dispute with respect to ownership of stock represented by any Certificate, MBFI or the Exchange Agent shall be entitled to deposit any consideration in respect thereof in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

(b)           Restrictions on the Payment of Dividends.  No dividends or other distributions with respect to MBFI Common Stock to be issued in the Merger with a record date occurring after the Effective Time shall be paid with respect to any unsurrendered or improperly surrendered Certificate until the holder thereof shall be entitled to receive the Stock Consideration in exchange therefor in accordance with the procedures set forth in this Section 3.4.  After becoming so entitled in accordance with this Section 3.4, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of MBFI Common Stock such holder had the right to receive upon the proper surrender of the applicable Certificate.

(c)           Surrender by Persons Other than Record Holders.  If the Person surrendering a Certificate and signing the accompanying letter of transmittal is not the record holder thereof, then it shall be a condition of the payment of the Merger Consideration that: (i) such Certificate is properly endorsed to such Person or is accompanied by appropriate stock powers, in either case signed exactly as the name of the record holder appears on such Certificate, and is otherwise in proper form for transfer, or is accompanied by appropriate evidence of the authority of the Person surrendering such Certificate and signing the letter of transmittal to do so on behalf of the record holder; and (ii) the Person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the payment to a Person other than the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(d)           Closing of Transfer Books.  From and after the Effective Time, there shall be no transfers on the stock transfer books of FOBB of the FOBB Common Stock that were outstanding immediately prior to the Effective Time.  If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent or MBFI, they shall be exchanged for the Merger Consideration and canceled as provided in this Section 3.4.

3.5           Return of Exchange Fund.  At any time following the six month period after the Effective Time, MBFI shall be entitled to require the Exchange Agent to deliver to it any portion of the Exchange Fund which had been made available to the Exchange Agent and not disbursed to holders of Certificates (including, without limitation, all interest and other income received by the Exchange Agent in respect of all cash funds made available to it), and thereafter holders of Certificates shall be entitled to look to MBFI (subject to abandoned property, escheat and other similar laws) with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by them.  Notwithstanding the foregoing, neither MBFI nor the Exchange Agent shall be liable to any holder of a Certificate for any Merger Consideration delivered in respect of such Certificate to a public official pursuant any abandoned property, escheat or other similar law.

3.6           Withholding.  MBFI or the Exchange Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement or the transactions contemplated hereby to any holder of FOBB Common Stock such amounts as MBFI

(or any of its affiliates) or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the Code, or any applicable provision of U.S. federal, state, local or non-U.S. tax law. To the extent that such amounts are property withheld by MBFI or the Exchange Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the FOBB Common Stock in respect of whom such deduction and withholding were made by MBFI or the Exchange Agent.

ARTICLE IV
ACTIONS PENDING TRANSACTION

4.1           Forbearances of FOBB and its Subsidiaries. From the date hereof until the Effective Time, except as expressly contemplated by this Agreement, without the prior written consent of MBFI (which consent under subsections (j), (m), (n), (q), (r) and (s) shall not be unreasonably withheld or delayed), FOBB will not, and will cause each of its Subsidiaries not to:

(a)           Ordinary Course. Conduct its business other than in the ordinary and usual course consistent with past practice or fail to use reasonable best efforts to (i) preserve intact its business organization, properties, and assets and (ii) maintain its rights, franchises and existing relations with customers, suppliers, employees and business associates.

(b)           Capital Stock. (i) Issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of its capital stock, other ownership interests or any Rights, except (A) Additional FOBB Shares in accordance with the terms applicable to their issuance as Previously Disclosed and (B) the issuance of stock options at fair market value or RSUs to newly hired officers consistent with past practice with vesting over a five year period and without acceleration of vesting in connection with the change in control arising from the Transactions; or (ii) enter into any agreement with respect to the foregoing.

(c)           Other Securities. Issue any other capital securities, including trust preferred or other similar securities, or other securities, debentures or subordinated notes.

(d)           Dividends, Etc. (i) Make, declare, pay or set aside for payment any dividend or distribution on its capital stock or other ownership interests (other than (A) regular quarterly cash dividends on FOBB Common Stock in an amount not to exceed $0.18 per share, with record and payment dates consistent with past practice; provided, however, the declaration of the last quarterly dividend by FOBB prior to the Effective Time and the amount and payment thereof shall be coordinated with MBFI so that no shareholder of FOBB Common Stock who shall be entitled to receive the Stock Consideration will receive dividends on both FOBB Common Stock and MBFI Common Stock to be issued in the Merger with respect to the same quarterly period, or fail to receive at least one dividend (which may be with respect to either his FOBB Common Stock or MBFI Common Stock to be received in the Merger) with respect to such quarterly period, and (B) dividends from wholly owned Subsidiaries to FOBB or to another wholly owned Subsidiary of FOBB) or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock , other ownership interests, or Rights.

(e)           Compensation; Employment, Etc. (i) Enter into, modify, amend, renew or terminate any employment, consulting, severance, change in control, or similar agreement or arrangement with any director, officer or employee of, or independent contractor with respect to, FOBB or any of its Subsidiaries, or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments) other than (A) at will agreements; (B) normal individual increases in salary to employees, in each case in the ordinary course of business consistent with past practice; (C) increases in compensation to a select group of employees based upon a promotion or competitive retention reasons, in each case not to exceed 10% of annual compensation; (D) annual bonuses for calendar year 2006 as provided in Section 7.16(i); (E) severance in accordance with past practice; and (F) changes that are required by applicable law; (ii) hire any new officers except for positions Previously Disclosed; (iii) promote any employee to a rank of vice president or a more senior position; or (iv) pay aggregate expenses of more than $100,000 of employees and directors to attend conventions or similar meetings after the date hereof.

(f)            Benefit Plans. Except as required by law, enter into, establish, adopt, modify, amend, renew, or terminate any FOBB Employee Plan, or take any action to accelerate the vesting of benefits payable thereunder.

(g)           Dispositions. Except as Previously Disclosed, sell, transfer, mortgage or encumber any of its assets or properties except in the ordinary course of business consistent with past practice, and in the case of a sale or transfer, at fair value; or sell or transfer any of its deposit liabilities.

(h)           Leases or Licenses. Except as Previously Disclosed, enter into, modify, amend or renew any lease, license or maintenance agreement relating to real or personal property or Intellectual Property other than in the ordinary course of business consistent with past practice and either involving (i) an aggregate amount not in excess of $200,000 as to an individual or group of agreements with a single party including its affiliates and $1,000,000 for all agreements in the aggregate or (ii) an annual renewal of an agreement that is necessary to operate its business; or permit to lapse its rights in any material Intellectual Property.

(i)            Acquisitions. Except as permitted under Section 4.1(r) and (q), acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts contracted prior to the date hereof in good faith, in each case in the ordinary course of business consistent with past practice) all or any portion of, the assets, business or properties of any Person.

(j)            Loans, Loan Participations and Servicing Rights. Sell or acquire any loans (excluding originations) or loan participations, except in the ordinary course of business consistent with past practice with an individual maximum of $15 million; or sell or acquire any servicing rights.

(k)           Governing Documents. Amend its certificate or articles of incorporation, charter or by-laws (or similar governing documents).

(l)            Accounting Methods. Implement or adopt any material change in its accounting principles, practices or methods, other than as may be required by GAAP or any Governmental Authority.

(m)          Contracts. Except to satisfy Previously Disclosed written commitments outstanding on the date hereof, or to the extent permitted by Section 4.1(h), (j), (q), (r), (s), (t) or (w), enter into or terminate any material agreement or amend or modify in any material respect or renew any of its existing material agreements.

(n)           Claims. Except in the ordinary course of business consistent with past practice and involving an amount not in excess of $250,000 (exclusive of any amounts paid directly or reimbursed to FOBB or any of its Subsidiaries under any insurance policy maintained by FOBB or any of its Subsidiaries), settle any claim, action or proceeding against it. Notwithstanding the foregoing, no settlement shall be made if it involves a precedent for other similar claims, which in the aggregate, could be material to FOBB and its Subsidiaries, taken as a whole.

(o)           Foreclose. Foreclose upon or otherwise take title to or possession or control of any real property without first obtaining a phase one environmental report thereon; provided, however, that neither FOBB nor any of its Subsidiaries shall be required to obtain such a report with respect to one-to four-family, non-agricultural residential property of five acres or less to be foreclosed upon unless it has reason to believe that such property contains Materials of Environmental Concern or might be in violation of or require remediation under Environmental Laws.

(p)           Deposit Taking and Other Bank Activities. In the case of OB Bank (i) voluntarily make any material changes in or to its deposit mix; (ii) increase or decrease the rate of interest paid on time deposits or on certificates of deposit, except in a manner and pursuant to policies consistent with past practice and competitive factors in the marketplace; (iii) incur any liability or obligation relating to retail banking and branch merchandising, marketing and advertising activities and initiatives except in the ordinary course of business consistent with past practice or as Previously Disclosed; (iv) open any new branch or deposit taking facility except as Previously Disclosed; or (v) close or relocate any existing branch or other facility.

(q)           Investments. Purchase any equity securities, or purchase any debt securities other than (i) securities rated “A” or higher by either Standard and Poor’s Ratings Services or Moody’s Investor Service in the ordinary course of business consistent with past practice with a face amount not in excess of $25 million for U.S. government, U.S. federal agency and U.S. government-sponsored entities securities and $5 million in all other cases and a contractual maturity of not more than 15 years in the case of municipal securities and an average remaining life not in excess of 5 years in the case of all other securities, on a per security basis and (ii) non-rated municipal securities relating to projects in OB Bank’s service area in the ordinary course of business consistent with past practice with a face amount not in excess of $5 million and a remaining life not in excess of 15 years, on a per security basis; provided in the case of subparts (i) and (ii) the aggregate amount of callable securities shall not exceed $25 million; enter into or acquire any derivatives contract or structured note; enter into any new, or modify, amend or extend the terms of any existing contracts relating to the purchase or sale of financial or other futures, or any put or call option relating to cash, securities or commodities or any interest rate swap agreements or other agreements relating to the hedging of interest rate risk.

(r)            Capital Expenditures. Purchase any fixed assets (by installment purchase, capital lease, synthetic lease or otherwise) where the amount paid or committed thereof is in excess of $50,000 individually or $250,000 in the aggregate, except for amounts Previously Disclosed, for emergency repairs, or replacements.

(s)           Lending. (i) Make any material changes in its policies concerning loan underwriting or which classes of Persons may approve loans or fail to comply with such policies as Previously Disclosed; (ii) make any loans or extensions of credit except in the ordinary course of business consistent with past practice; or (iii) make or increase any extension of credit or loan to any one borrower (as defined for regulatory purposes) where the aggregate owed by such borrower after giving effect to the proposed extension of credit or loan would exceed $15 million, but excluding a 10% increase to the amounts owed by such borrower as of the date hereof; provided in the case of an extension of credit or a loan that OB Bank would like to make in excess of the limit set forth in subpart (iii), OB Bank may be permitted to do so if (x) OB Bank has delivered to MBFI (to the attention of any one of the following designated representatives of MBFI: Thomas Panos, President of MB Bank or Thomas Prothero, Chief Credit Officer of MB Bank, or their successors) a written notice of OB Bank’s intention to make such extension of credit or loan together with all relevant information upon which OB Bank made its decisions and such additional information as MBFI may reasonably require (subject to applicable privacy restrictions) and (y) MBFI shall not have objected to such extension of credit or loan on the basis of credit quality by giving written notice of such objection to OB Bank (to the attention of Richard Rieser, Chief Executive Officer, and George Clam, Chief Banking Officer) by the end of the next business day following the actual receipt by MBFI’s designated representative of OB Bank’s written notice of intention with respect thereto. FOBB shall cause OB Bank to make available on a weekly basis to one of the MBFI designated representatives a copy of OB Bank’s loan committee package in standard customary form.

(t)            Joint Ventures and Real Estate Development Operations. Except as Previously Disclosed, engage in any new joint venture, partnership or similar activity; make any new or additional investment in any existing joint venture or partnership; or engage in any new real estate development or construction activity.

(u)           Adverse Actions. Knowingly and voluntarily taking action that is intended or is reasonably likely to result in (i) any of FOBB’s representations and warranties set forth in this Agreement being or becoming untrue in any respect which is material to FOBB and its Subsidiaries, taken as a whole, at any time at or prior to the Effective Date (disregarding the Material Adverse Effect qualification under Section 5.1); (ii) the Merger failing to qualify as a “reorganization” under Section 368 of the Code; (iii) any of the conditions to the Transactions set forth in Article VIII not being satisfied except as expressly permitted by this Agreement; or (iv) a violation of any provision of this Agreement.

(v)           Risk Management. Except as required by applicable law or regulation, (i) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices; (ii) fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk; or (iii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk.

(w)          Indebtedness and Guaranties. Incur any indebtedness for borrowed money other than in the ordinary course of business consistent with past practice with a term not in excess of one year; or incur, assume or become subject to, whether directly or by way of any guarantee or otherwise, any obligations or liabilities (absolute, accrued, contingent or otherwise) of any other Person, other than the issuance of letters of credit in the ordinary course of business and in accordance with the restrictions set forth in Section 4.1(s).

(x)            Charitable Contributions. Make any charitable or similar contributions except in amounts not to exceed $5,000 individually, and $50,000 in the aggregate.

(y)           New Lines of Business. Develop, market or implement any new lines of business.

(z)            Performance of Obligations. Take any action that is likely to materially impair FOBB’s ability to perform any of its obligations under this Agreement.

(aa)         Commitments. Agree or commit to do any of the foregoing.

4.2           Forbearances of MBFI and its Subsidiaries. From the date hereof until the Effective Time, except as expressly contemplated by this Agreement, without the prior written consent of FOBB, MBFI will not, and will cause each of its Subsidiaries not to:

(a)           Adverse Actions. Knowingly and voluntarily taking action that is intended or is reasonably likely to result in (i) any of MBFI’s representations and warranties set forth in this Agreement being or becoming untrue in any respect which is material to MBFI and its Subsidiaries, taken as a whole, at any time at or prior to the Effective Date (disregarding the Material Adverse Effect qualification under Section 6.1); (ii) the Merger failing to qualify as a “reorganization” under Section 368 of the Code; (iii) any of the conditions to the Transactions set forth in Article VIII not being satisfied except as expressly permitted by this Agreement; or (iv) a violation of any provision of this Agreement;

(b)           Governing Instruments. Take any action or amend the MBFI Articles or MBFI By-Laws, the effect of which would be to materially and adversely affect the rights or powers of shareholders generally;

(c)           Regulatory Approvals. Knowingly take or omit to take any other action that would materially adversely affect or materially delay the ability of MBFI to obtain or otherwise materially adversely affect MBFI’s or MB Bank’s ability to consummate the Transactions; or

(d)           Performance of Obligations. Take any action that is likely to materially impair MBFI’s ability to perform any of its obligations under this Agreement.

(e)           Commitment. Agree or commit to do any of the foregoing.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF FOBB

FOBB represents and warrants to MBFI that the statements contained in this Article V are correct and complete as of the date of this Agreement and will be correct and complete as of the Effective Date (as though made then and as though the Effective Date were substituted for the date of this Agreement throughout this Article V), subject to the standard and qualifications set forth in Section 5.1 and except as Previously Disclosed, and except as to any representation or warranty which specifically relates to a specified date, which only need be so correct as of such specified date.

5.1           Standard. No representation or warranty of FOBB contained in this Article V shall be deemed not complete, untrue or incorrect, and FOBB shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events has had or is reasonably expected to have a Material Adverse Effect on FOBB, disregarding for these purposes (x) any qualification or exception for, or reference to, materiality in any such representation or warranty and (y) any use of the terms “material”, “materially”, “in all material respects”, “Material Adverse Effect” or similar terms or phrases in any such representation or warranty. The foregoing standard shall not apply (a) as of the date of this Agreement to representations and warranties contained in Sections 5.2 (except as provided in subpart (b) below), 5.3(a), 5.4 (except as to the licensing and qualification in other jurisdictions), 5.5(b)(i) (relating solely to FOBB and OB Bank), 5.6(a), 5.7, 5.8(e), 5.12(b), (c) and (d), 5.13, and 5.17 which representations and warranties shall be deemed not complete, untrue, incorrect and breached only if they are not complete, true and correct in all material respects as of such date based upon the standards and qualifications contained therein and (b) at any time to the representations and warranties under Section 5.2 (as to outstanding shares, options, Rights, DSUs and RSUs), 5.5(a), 5.14, 5.20 and 5.31, which representations and warranties shall be true and correct in all material respects at all times.

5.2           Capitalization. (a) The authorized capital stock of FOBB consists of (i) 16,000,000 shares of FOBB Common Stock of which, as of the date hereof, (A) 10,026,186 are issued and outstanding, together with the Rights (the “FOBB Shareholder Rights”) issued pursuant to the Rights Agreement, dated as of May 4, 1999, between FOBB and OB Bank, as Rights Agent (the “Rights Agreement”) and (B) 898,682 are held as Treasury Stock; and (ii) 100,000 shares of preferred stock, of which 40,000 shares have been designated as Series A Preferred Stock, without par value, of which no shares are outstanding. All of the issued and outstanding shares of FOBB Common Stock have been duly authorized and validly issued and are fully paid and nonassessable. None of the shares of FOBB Common Stock has been issued in violation of the preemptive rights of any Person. All issuances of securities by FOBB have been registered under the applicable Securities Act and state securities law requirements or were exempt from such registration requirements.

(b)           Options covering 340,762 shares of FOBB Common Stock are outstanding on the date hereof (the “FOBB Stock Options”) under the FOBB 2001 Stock Plan and the 2004 Stock Plan with an average exercise price of $24.0381 per share. The name of each holder of FOBB Stock Options, together with the date of each award, the number of option shares subject to each award, the expiration date(s) thereof, and the vesting date(s) of unvested awards in each case, as of the date hereof, are Previously Disclosed. There are 44,785 DSUs and 27,298.39 RSUs outstanding on the date hereof, each of which represents a right to receive one share of FOBB Common Stock in accordance with agreements Previously Disclosed. FOBB has amended the FOBB Employee Stock Purchase Plan to terminate the current offering period provided that the date hereof shall be a purchase date thereunder. Except for the FOBB Shareholder Rights or as set forth above in this subsection (b), there are no Rights issued or outstanding with respect to FOBB capital stock. The FOBB Board has taken action to exempt MBFI from the definition of an “Acquiring Person” (as such term is defined in the Rights Agreement) and/or the Transactions from the transactions subject to the FOBB Shareholder Rights so that the entering into of this Agreement and the consummation of the Transactions contemplated hereby (individually or in conjunction with any other event) do not and will not result in the ability of any Person to exercise any FOBB Shareholder Rights under the Rights Agreement or enable or require the FOBB Shareholders Rights to separate from the shares of FOBB Common Stock to which they are attached or to be triggered or become exercisable or redeemable. FOBB does not maintain a dividend reinvestment plan.

5.3           Organization, Standing and Authority of FOBB.

(a)           FOBB is a registered bank holding company with the FRB, duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to own and lease all of its properties and assets and to carry on its business as now conducted.

(b)           FOBB is duly licensed and qualified to do business and is in good standing in each jurisdiction in which its ownership or leasing property or the conduct of its business requires such licensing or qualification. FOBB has previously made available to MBFI the FOBB Certificate and FOBB By-Laws.

5.4           FOBB Subsidiaries. FOBB has Previously Disclosed the name and jurisdiction of incorporation or organization of each of its Subsidiaries. Each Subsidiary of FOBB is duly organized, validly existing and in good standing (except that no good standing representation is made with respect to OB Bank) under the laws of its place of incorporation or organization, with full power and authority to own and lease all of its properties and assets and to carry on its business, as now conducted, and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which its ownership or leasing of property or the conduct of its business requires such licensing or qualification. FOBB or an FOBB Subsidiary owns all of issued and outstanding shares of capital stock or other ownership interests of each FOBB Subsidiary, free and clear of all Liens. There are no Rights issued or outstanding with respect to the capital stock or other ownership interests of any Subsidiary of FOBB. Except for the ownership of the FOBB Subsidiaries, readily marketable securities, securities held-to-maturity in the OB Bank’s investment portfolio and FHLB stock, neither FOBB nor any of its Subsidiaries owns any equity or profit and loss interest in any other Person. FOBB has previously made available to MBFI the certificate or articles of incorporation, charter, bylaws and other governing documents of each of its Subsidiaries.

5.5           Authorized and Effective Agreement.

(a)           FOBB has all requisite power and authority to enter into this Agreement and (subject to receipt of all necessary approvals of Regulatory Authorities, the expiration of applicable waiting periods, and the adoption of this Agreement by the shareholders of FOBB) to perform all of its obligations hereunder. This Agreement (including the execution, delivery and performance hereof) and the Transactions have been duly authorized, deemed advisable, and unanimously approved and adopted by the FOBB Board and no other corporate action is required in respect thereof on the part of FOBB, except for the adoption of this Agreement by FOBB’s shareholders owning a majority of the issued and outstanding shares of FOBB Common Stock. This Agreement has been duly and validly executed and delivered by FOBB and, assuming due authorization, execution and delivery by MBFI, constitutes the legal, valid and binding obligation of FOBB, enforceable against FOBB in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(b)           Neither the execution and delivery of this Agreement nor completion of the Transactions, nor compliance by FOBB or any of its Subsidiaries with any of the provisions hereof does or will (i) conflict with or result in a breach of any provisions of the FOBB Certificate, FOBB By-Laws, or the certificate or articles of incorporation, charter, bylaws or other governing documents of any of its Subsidiaries, (ii) violate, conflict with or result in a breach of any term, condition or provision of, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any Lien upon any property or asset of FOBB or any of its Subsidiaries pursuant to, any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which FOBB or any of its Subsidiaries is a party, or by which any of their properties or assets may be bound or affected, or (iii) subject to receipt of all required approvals from Regulatory Authorities (and the expiration of applicable waiting periods) and the shareholders of FOBB, violate any order, writ, injunction, decree, statute, rule or regulation applicable to FOBB or any of its Subsidiaries.

(c)           Except for (i) the filing of applications with and the approvals of applicable Regulatory Authorities relating to the Transactions and the change of ownership of the FOBB Subsidiaries, (ii) the adoption of this Agreement by shareholders at the FOBB Meeting and the approval of the stock issuance at the MBFI Meeting, (iii) the filing with and clearance by the SEC of the Registration Statement and any state securities filings and clearances, (iv) the filing of the Certificate of Merger (and short from plan of merger, if applicable) with the Delaware Secretary and (v) the filing of documents with applicable Regulatory Authorities to cause the Bank Merger to become effective, no consents or approvals of or filings or registrations with any Governmental Authority or with any third party are necessary on the part of FOBB or any of its Subsidiaries or, to the Knowledge of FOBB, by MBFI or any of its Subsidiaries, in connection with the completion of the Transactions and the change in ownership of the FOBB Subsidiaries.

(d)           As of the date hereof, FOBB is not aware of any reasons relating to FOBB or any of its Subsidiaries (including CRA compliance) why all consents and approvals shall not be procured from all Regulatory Authorities having jurisdiction over the Transactions as shall be necessary for the completion of the Transactions.

5.6           Securities Documents and Regulatory Reports.

(a)           FOBB’s Securities Documents filed after December 31, 2002, (i) compiled in all material respects with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets contained in or incorporated by reference into any such Securities Document (including the related notes and schedules thereto) fairly presents in all material respects the financial position of FOBB and its Subsidiaries as of its date, and each of the statements of income and changes in shareholders’ equity and cash flows or equivalent statements in such Securities Documents (including any notes or schedules thereto) fairly presents, in all material respects, the results of operations, changes in shareholders’ equity and cash flows, as the case may be, of FOBB and its Subsidiaries for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein, subject to non-material, normal year-end audit adjustments and the absence of footnotes in the case of unaudited financial statements.

(b)           FOBB and its Subsidiaries have duly and timely filed with all applicable Regulatory Authorities all reports required to be filed by them under applicable laws and regulations and such reports were complete and accurate in all material respects and in compliance with the requirements of applicable laws and regulations. In connection with the examinations of OB Bank since December 31, 2002 by the Illinois Bank Regulator, the FDIC or any other Regulatory Authority, OB Bank was not required to correct or change any action, procedure or proceeding which FOBB believes has not been corrected or changed as required. As of the date hereof, the last examination of OB Bank by the Illinois Bank Regulator or the FDIC was as of December 31, 2005.

5.7           Material Adverse Effect. Since December 31, 2005, (a) to the date of this Agreement, FOBB and its Subsidiaries have conducted their businesses only in the ordinary and usual course (excluding the entering into of this Agreement and the incurrence of expenses in connection with this Agreement and the Transactions) and (b) no event has occurred or circumstance arisen (including litigation) that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on FOBB.

5.8           Environmental Matters.

(a)           FOBB and its Subsidiaries are in compliance with all Environmental Laws. Neither FOBB nor any of its Subsidiaries has received any communication alleging that it or any of its Subsidiaries is not in such compliance. To the Knowledge of FOBB, there are no present circumstances that would prevent or interfere with the continuation of such compliance.

(b)           None of the properties currently owned or operated by FOBB or any FOBB Subsidiary other than OREO, or to the Knowledge of FOBB, no OREO of FOBB or any

FOBB Subsidiary or any other property previously owned or operated or currently leased by FOBB or any of its Subsidiaries, has been or is in violation of or subject to liability under any Environmental Law.

(c)           To the Knowledge of FOBB, there are no past or present actions, activities, circumstances, conditions, events or incidents that could reasonably form the basis of any Environmental Claim or other claim or action or governmental investigation that could result in the imposition of any liability against or obligation on the part of FOBB or any of its Subsidiaries or any Person whose liability or obligation for any Environmental Claim FOBB or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law.

(d)           Neither FOBB nor any FOBB Subsidiary (i) has, to the Knowledge of FOBB, conducted any environmental studies during the past five years with respect to any properties owned by it, or (ii) is aware of any Environmental Law violation, or remediation obligation for Materials of Environmental Concern relating to any property securing a loan held by it.

(e)           To the Knowledge of FOBB, neither FOBB nor any of its Subsidiaries has any material liability relating to Materials of Environmental Concern or under any Environmental Law in connection with its headquarters facility or any owned branch offices.

5.9           Tax Matters.

(a)           FOBB and its Subsidiaries have timely filed (including applicable extension periods) all Tax Returns and have paid, or where payment is not yet required to have been made, have set up an adequate reserve or accrual for the payment of, all material Taxes in respect of the periods covered by such Tax Returns and, as of the Effective Date, will have paid, or where payment is not required to have been made will have set up an adequate reserve or accrual for the payment of, all material Taxes for any subsequent periods ending on or prior to the Effective Date. Neither FOBB nor any of its Subsidiaries will have any material liability for any such Taxes in excess of the amounts so paid or reserves or accruals so established. FOBB and its Subsidiaries have timely and properly withheld and paid over all material Taxes to the proper tax authority required to be so withheld and paid over in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.

(b)           All Tax Returns filed by FOBB or any of its Subsidiaries are complete and accurate in all material respects. Neither FOBB nor any FOBB Subsidiary is delinquent in the payment of any material Taxes nor has it requested an extension of time which is currently outstanding within which to file any Tax Return with respect to any material Taxes. No deficiencies for any Taxes have been proposed, asserted or assessed (tentatively or otherwise) against FOBB or any of its Subsidiaries which have not been settled and paid. There are no agreements in effect with respect to FOBB or any of its Subsidiaries to extend the period of limitations for the assessment or collection of any Taxes. No audit, examination or deficiency or refund litigation with respect to any Tax Return or Taxes is pending or, to the Knowledge of FOBB, is threatened.

(c)           None of the Tax Returns of FOBB or any of its Subsidiaries with respect to income Taxes have during the past three years been audited or examined by applicable Tax authorities.

(d)           Neither FOBB nor any of its Subsidiaries is a party to a Tax sharing, indemnification or similar agreement pursuant to which it or any of its Subsidiaries has any obligation to any party (other than it or one of its Subsidiaries) with respect to Taxes. Other than as a result of any adjustment as contemplated by Section 7.10, neither FOBB nor any of its Subsidiaries is required (or will any successor in the Transactions be required) to include in income any adjustment pursuant to Section 481(a) of the Code as a result of the consummation of transactions occurring on or prior to the Effective Date or by reason of any change in accounting method occurring on or prior to the Effective Date (nor does FOBB have any Knowledge that the IRS has proposed (or will propose) any such adjustment or change of accounting method). FOBB has not filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply.

(e)           None of FOBB and its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income tax return (other than a group the common parent of which was FOBB) or (ii) has any liability for the Taxes of any Person (other than any of FOBB and its Subsidiaries) under Treasury Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law) as a transferee or successor, by contract, or otherwise.

5.10         Legal Proceedings. There are no actions, suits, claims or proceedings (civil, criminal or administrative) pending, or to the Knowledge of FOBB, any unasserted material possible claim or threatened claim, against FOBB or any of its Subsidiaries or against any asset, interest or right of FOBB or any of its Subsidiaries, or against any officer, director or employee of FOBB or any of its Subsidiaries in such capacity.

5.11         Compliance with Laws.

(a)           FOBB and its Subsidiaries have all permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to carry on their businesses as they are presently being conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the Knowledge of FOBB, will not be adversely affected by virtue of the completion of the Transactions or the change in ownership of any of the FOBB Subsidiaries; and to the Knowledge of FOBB, no suspension or cancellation of any of the same is threatened.

(b)           FOBB and its Subsidiaries are (i) in compliance with their respective governing documents, (ii) in compliance with all applicable laws, ordinances, orders, rules and regulations of Governmental Authorities (including any regulatory capital requirements, truth-in-lending, fair lending, usury, fair credit reporting, consumer protection, securities, municipal securities, safety, health, environmental, zoning, anti-discrimination, antitrust, labor, and wage and hour laws, ordinances, orders, rules and regulations), (iii) in compliance with all orders, writs, injunctions and decrees of any court, and (iv) in compliance with all orders, licenses and demands of Governmental Authorities. Neither FOBB nor any of its Subsidiaries has received any notice or communication from any Governmental Authority asserting that FOBB or any of its Subsidiaries is not in compliance with any of the foregoing. OB Bank is not subject to any regulatory or supervisory cease and desist order, assistance agreement, other agreement, written directive, memorandum of understanding or written commitment (other than those of general applicability to commercial banks issued by applicable Regulatory Authorities) and has not received any written communication requesting that it enter into any of the foregoing. Neither FOBB nor OB Bank has been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

(c)           To the Knowledge of FOBB, no investigation or review by any Governmental Authority with respect to FOBB or any of its Subsidiaries is pending or threatened, nor has any Governmental Authority indicated to FOBB or any of its Subsidiaries an intention to conduct the same, other than normal or routine regulatory examinations.

(d)           OB Bank has a CRA rating of “satisfactory” or better and is “well managed” and “well capitalized”, as defined in Regulation Y of the FRB.

5.12         Employee Benefit Plans.

(a)           FOBB has Previously Disclosed all FOBB Employee Plans and has heretofore delivered or made available to MBFI accurate and complete copies of each (including amendments and agreements relating thereto) together with, in the case of qualified plans, (i) the most recent financial reports prepared with respect thereto, (ii) the most recent annual reports filed with any Governmental Authority with respect thereto, and (iii) the most recent rulings and determination letters and any open requests for rulings or letters that pertain thereto.

(b)           Neither FOBB nor any of its Subsidiaries currently maintains or sponsors any Defined Benefit Plan. Any Defined Benefit Plan previously maintained or sponsored by FOBB or any of its Subsidiaries has been terminated and neither FOBB nor any of its Subsidiaries has any liability with respect to any previously terminated Defined Benefit Plan.

(c)           To the Knowledge of FOBB, neither FOBB nor any of its Subsidiaries participates in or has incurred any liability under Section 4201 of ERISA for a complete or partial withdrawal from a multi-employer plan (as such term is defined in ERISA).

(d)           To the Knowledge of FOBB, no transaction prohibited by Section 406 of ERISA (and not exempt under Section 408 of ERISA or Section 4975 of the Code) has occurred with respect to any FOBB Employee Plan which could result in the imposition, directly or indirectly, of an excise tax under Section 4975 of the Code.

(e)           The FOBB Employee Plans have been maintained and operated in compliance in all material respects with the applicable provisions of ERISA, the Code, all regulations, rulings and announcements promulgated or issued thereunder and all other applicable governmental laws and regulations. All contributions required to be made to the FOBB Employee Plans at the date hereof have been made, and all contributions required to be made to the FOBB Employee Plans prior to the Effective Time will have been made. There are no unaccrued obligations or liabilities of FOBB or any of the FOBB Subsidiaries under any of the FOBB Employee Plans.

(f)            To the Knowledge of FOBB, there are no pending or threatened claims (other than routine claims for benefits) by, on behalf of or against any of the FOBB Employee Plans or any trust related thereto or any fiduciary thereof.

(g)           Neither FOBB nor any of its Subsidiaries has made any payments, or is a party to any agreement or any FOBB Employee Plan, that under any circumstances could obligate it or its successor to make payments or deemed payments that, when made, would not be deductible because of Sections 162(m) or 280G of the Code.

(h)           Except as required by COBRA, neither FOBB nor any of its Subsidiaries has any obligation to provide retiree welfare benefits (including health benefits) or post-termination welfare benefits (including health benefits) to any current or former employees, directors, advisory directors, independent contractors or agents.

5.13         Certain Contracts. To the Knowledge of FOBB and as of the date hereof, neither FOBB nor any of its Subsidiaries is a party to, bound or affected by, or obligated to pay benefits under (a) any material agreement, indenture or other instrument relating to the borrowing of money (other than in the case of FHLB borrowings) or the guarantee of any material obligation by it, (b) any agreement, arrangement or commitment relating to the election or retention in office of any present or former director, advisory director, officer or employee of FOBB or any of its Subsidiaries, (c) any material agreement, arrangement or understanding (other than as provided in the articles or certificate of incorporation, charter or bylaws of FOBB or its Subsidiaries) pursuant to which FOBB or any of its Subsidiaries is obligated to indemnify any present or former director, advisory director, officer, employee or agent of FOBB or any of its Subsidiaries; (d) any material agreement, arrangement or understanding to which FOBB or any of its Subsidiaries is a party or by which it is bound which materially limits the freedom of FOBB or any of its Subsidiaries to compete in any line of business or with any Person; (e) any material agreement pursuant to which loans or servicing rights have been sold by FOBB or any of its Subsidiaries, which impose any potential recourse obligations (by representation, warranty, covenant or other contractual terms) upon FOBB or any of its Subsidiaries, other than in the ordinary course of business; or (f) any other material agreement, commitment or understanding. For purposes of subsection (g) above and Section 4.1(m), a material agreement, commitment or understanding shall not include any deposit account liability, any arrangement which is terminable by FOBB or a Subsidiary of FOBB on 90 days or less advance written notice without penalty, premium or monetary obligation of FOBB or any of its Subsidiaries which involves the payment by FOBB or its Subsidiaries of less than $200,000 in the aggregate.

5.14         Brokers and Finders. Neither FOBB nor any of its Subsidiaries or any of their respective directors, officers or employees, has employed any broker or finder or incurred any liability for any broker or finder fees or commissions in connection with this Agreement or the Transactions, except for the FOBB Advisor. FOBB has made available to MBFI a true and correct copy of its agreement with the FOBB Advisor.

5.15         Insurance. FOBB and its Subsidiaries maintain the insurance required by contract and applicable laws and regulations. Neither FOBB nor any of its Subsidiaries has, during the past five years, had an insurance policy canceled or non-renewed or been denied any insurance coverage for which it has applied. All material insurance policies maintained by FOBB or any FOBB Subsidiary are Previously Disclosed.

5.16         Properties. All real and personal property owned by FOBB or any of its Subsidiaries or presently used in its business are sufficient to carry on the businesses of FOBB and its Subsidiaries in the ordinary course of business consistent with past practice. FOBB and its Subsidiaries have good and marketable title free and clear of all Liens to all of their properties and assets, real and personal, except (i) Liens for current taxes not yet due or payable, (ii) pledges to secure deposits, (iii) non-monetary Liens affecting real property, if any, which do not adversely affect the value or use of such real property, and (iv) monetary Liens, if any, reflected in the FOBB consolidated financial statements as of December 31, 2005 which are included in FOBB’s Securities Documents. All real and personal property the loss of which would be material to the business of FOBB or any of its Subsidiaries that is leased or licensed by it is held pursuant to leases or licenses which are valid and enforceable in accordance with their respective terms and such leases and licenses will not terminate or lapse prior to the Effective Time or thereafter by reason of completion of the Transactions. All improved real property owned or leased by FOBB or any of its Subsidiaries is in compliance with all applicable laws including zoning laws and the Americans Disabilities Act. No expressed or implied representation or warranty is made by FOBB with respect to the physical condition of the fixed assets of FOBB or any of its Subsidiaries, it being the understanding of the Parties that such fixed assets shall be accepted by MBFI in “as is” condition.

5.17         Labor. No work stoppage involving FOBB or any of its Subsidiaries is pending or, to the Knowledge of FOBB, threatened. Neither FOBB nor any of its Subsidiaries is involved in or, to the Knowledge of FOBB, threatened with or affected by, any material labor dispute, material discrimination or sexual harassment claim, arbitration, lawsuit or administrative proceeding involving any of its employees. There are no group of employees of FOBB or any of its Subsidiaries who are members of a union relating to their employment with FOBB or any of its Subsidiaries other than not more than three maintenance engineers.

5.18         Allowance for Loan Losses. The allowance for loan losses reflected on FOBB’s consolidated balance sheet as of December 31, 2005 included in the FOBB Securities Documents is, and will be in the case of FOBB consolidated balance sheets included in the FOBB Securities Documents filed after the date hereof, adequate, in the reasonable judgment of the management of FOBB and the FOBB Board, as of their respective dates under GAAP and the requirements of all applicable Regulatory Authorities.

5.19         Transactions with Insiders. Since December 31, 2002, all transactions in which any of the executive officers or directors of FOBB or any of its Subsidiaries or member of the “immediate family” or “related interests” (as such terms are defined in Regulation O) of any such executive officers or directors (collectively, “FOBB Bank Insiders”), directly or indirectly, either individually or through any corporation, limited liability company, partnership, association or other entity, has borrowed from, loaned to, supplied or provided goods to, purchased assets from, sold assets to, or done business in any manner with, FOBB or any of its Subsidiaries are in compliance with applicable laws, rules and regulations. No Bank Insider has any direct or indirect interest in any property, assets, business or right which is owned, leased, held or used by FOBB or any of its Subsidiaries or in any liability, obligation or indebtedness of FOBB or any of its Subsidiaries, except for deposits of OB Bank.

5.20         Fairness Opinion. The FOBB Board has received the opinion of FOBB Advisor dated the date hereof to the effect that, as of such date, the Aggregate Merger Consideration pursuant to this Agreement is fair, from a financial point of view, to the shareholders of FOBB.

5.21         No Undisclosed Liabilities. Neither FOBB nor any of its Subsidiaries has any liability or obligation, whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including any liability for Taxes (and there is no past or present fact, situation, circumstance, condition or other basis for any present or future action, suit or proceeding, hearing, charge, complaint, claim or demand against FOBB or any of its Subsidiaries giving rise to any such liability or obligation) required in accordance with GAAP to be reflected in an audited consolidated balance sheet of FOBB and its Subsidiaries or the notes thereto, except for (a) liabilities set forth or reserved against in the FOBB audited consolidated financial statements as of December 31, 2005 or the notes thereto which are included in FOBB’s Securities Documents, and (b) liabilities occurring in the ordinary course of business since December 31, 2005 or relating to this Agreement, the Transactions or the change in ownership of the FOBB Subsidiaries.

5.22         Indemnification. To the Knowledge of FOBB, no action or failure to take action by any present or former director, advisory director, officer, employee or agent of FOBB or any of its Subsidiaries has occurred which would give rise to a material claim by any such Person for indemnification from FOBB or any of its Subsidiaries.

5.23         Loan Portfolio. Each loan reflected as an asset on the FOBB consolidated financial statements as of December 31, 2005 which are included in FOBB’s Securities Documents, and each loan originated or acquired by FOBB or any of its Subsidiaries thereafter, is (or will be) evidenced by appropriate and sufficient documentation and constitutes (or will constitute) the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles or doctrines. All such loans are, and the loans held at the Effective Date will be, free and clear of any Lien (other than the Lien of the FHLB to secure FHLB borrowings). All loan files are complete in all material respects and contain all notes, leases and other evidences of indebtedness, lease agreements, certificates, security agreements, mortgages, deeds of trust, guarantees, UCC financing statements, and similar documents evidencing collateral or other financial accommodations relating to the loans. None of the obligations represented by the loan documents have been modified, altered, forgiven, discharged or otherwise disposed of, except as indicated in the loan file or as a result of bankruptcy or other debtor relief laws of general application. The collateral securing each loan was in existence at the time funds were advanced or an interest was taken in such collateral as reflected in the loan file. All security interests granted in favor of the lender of each loan as reflected in the loan documents have been property perfected. None of the loans are, and none of the loans held at the Effective Date will be, subject to any offset, claims of offset or claims of other material liability on the part of FOBB or any of its Subsidiaries. Neither FOBB nor any of its Subsidiaries has notice or Knowledge of, and has not consented to, the sale, loss, destruction or other disposition of any collateral securing a loan, except where the proceeds thereof have been or are to be applied to the loan indebtedness.

5.24         Investment Portfolio. Except for pledges to secure public and trust deposits or otherwise made in the ordinary course of business, and for FHLB stock, none of the investment securities reflected in the FOBB consolidated financial statements as of December 31, 2005 which are included in FOBB’s Securities Documents and none of the investment securities since acquired by FOBB or any of its Subsidiaries is subject to any restriction, whether contractual or statutory, which impairs the ability of FOBB or any of its Subsidiaries to freely dispose of such investment at any time, other than those restrictions imposed on securities held to maturity under GAAP and restrictions imposed after the date of this Agreement in connection with future borrowings permitted under this Agreement.

5.25         Books and Records. The corporate record books (other than stock ledgers and stock records) of FOBB and its Subsidiaries are complete and accurate and reflect all meetings, consents and other actions of the boards of directors and shareholders of FOBB and its Subsidiaries. The stock ledgers and stock records of FOBB and its Subsidiaries are complete and accurate and reflect all transactions in their capital stock. The accounting books and records of FOBB and its Subsidiaries are being maintained in compliance with applicable legal and accounting requirements, and such books and records accurately reflect in all material respects all dealings and transactions in respect of the business, assets, liabilities and affairs of FOBB and its Subsidiaries.

5.26         Defaults. Neither FOBB nor any of its Subsidiaries is in default of any obligation to be performed by it under any agreement or commitment and neither FOBB nor any of its Subsidiaries has waived any right under any agreement or commitment. To the Knowledge of FOBB, no other party to any such agreement or commitment is in default in any obligation to be performed by such party.

5.27         Intellectual Property. FOBB and its Subsidiaries own, lease or license all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, domain names, domain name rights, service marks, service mark rights, copyrights and other proprietary intellectual property rights and computer programs (other than commercially available, off-the-shelf software) (collectively, “Intellectual Property”) which are material to the conduct of the businesses of FOBB and its Subsidiaries free and clear of all Liens. To the Knowledge of FOBB, none of the Intellectual Property of FOBB and its Subsidiaries infringes on the rights of any other Person, and no Person is infringing on the rights of FOBB or any of its Subsidiaries with respect to any Intellectual Property of FOBB or any of its Subsidiaries. The Intellectual Property of FOBB and its Subsidiaries will not be limited or otherwise adversely affected by virtue of the consummation of the Transactions.

5.28         Risk Management Instruments. All material interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for FOBB’s own account, or for the account of one or more of its Subsidiaries or their customers, were entered into (a) in accordance with prudent business practices and in compliance with all applicable laws, rules, regulations and regulatory policies and (b) with counter parties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of FOBB or one of its Subsidiaries, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and is in full force and effect. Neither FOBB nor any of its Subsidiaries, nor to the Knowledge of FOBB, any other party thereto, is in breach of any of its obligations under any such agreement or arrangement in any material respect.

5.29         Trust Administration. Each FOBB Subsidiary that acts in a fiduciary capacity has properly administered all accounts for which it acts as a fiduciary or agent, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state and federal law and regulation and common law. Neither FOBB, any FOBB Subsidiary, nor any director, officer, or employee of FOBB or any of its Subsidiaries acting on behalf of FOBB or any of its Subsidiaries, has committed any breach of trust with respect to any such fiduciary or agency account, and the accountings for each such fiduciary or agency account are true and correct in all material respects and accurately reflect the assets of such fiduciary or agency account. There is no investigation or inquiry by any Governmental Authority pending, or to the Knowledge of FOBB, threatened, against or affecting FOBB or any of its Subsidiaries relating to the compliance by FOBB or any such Subsidiary with sound fiduciary principles and applicable regulations.

5.30         Internal Controls. None of the FOBB or its Subsidiaries’ records, systems, controls, data or information are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of FOBB or its Subsidiaries or accountants except as would not reasonably be expected to have a materially adverse effect on the system of internal accounting controls described in the next sentence. FOBB and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

5.31         Takeover Laws. FOBB has taken or will take all necessary actions so that this Agreement and the Transactions are not subject to the requirements of any “moratorium,” “control share”, “fair price”, “affiliate transactions”, “business combination” or other antitakeover laws and regulations of any state, including the provisions of Section 203 of the DGCL (“Takeover Laws”) applicable to FOBB or any FOBB Subsidiary.

5.32         Representations Not Misleading. No representation or warranty by FOBB in this Agreement, or in any Schedule furnished to MBFI or its Subsidiaries under and pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF MBFI

MBFI represents and warrants to FOBB that the statements contained in this Article VI are correct and complete as of the date of this Agreement and will be correct and complete as of the Effective Date (as though made then and as though the Effective Date were substituted for the date of this Agreement throughout this Article VI), subject to the standard and qualifications set forth in Section 6.1 and except as Previously Disclosed, and except as to any representation or warranty which specifically relates to a specified date, which only need be so correct as of such specified date.

6.1           Standard. No representation or warranty of MBFI contained in this Article VI shall be deemed not complete, untrue or incorrect, and MBFI shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events has had or is reasonable expected to have a Material Adverse Effect on MBFI, disregarding for these purposes (x) any qualification or exception for, or reference to, materiality in any such representation or warranty and (y) any use of the terms “material”, “materially”, “in all material respects”, “Material Adverse Effect” or similar terms or phrases in any such representation or warranty. The foregoing standard shall not apply (a) as of the date of this Agreement to representations and warranties contained in Section 6.3(a), 6.4 (except as to the licensing and qualification in other jurisdictions), 6.5(b)(i) (relating solely to MBFI and MB Bank) 6.6(a), 6.7 and 6.16, which representations and warranties shall be deemed not complete, untrue, incorrect and breached only if they are not complete, true and correct in all material respects as of such date based upon the standards and qualifications contained therein and (b) at any time to the representations and warranties under Sections 6.2, 6.5(a), 6.13, 6.19 and 6.30, which representations and warranties shall be true and correct in all respects at all times.

6.2           Capitalization. As of March 31, 2006, the authorized capital stock of MBFI consisted of (a) 40,000,000 shares of MBFI Common Stock, of which 28,913,152 shares were issued and outstanding, and 825,636 shares were held in treasury, and (b) 1,000,000 shares of preferred stock, $0.01 par value per share, of which none were issued and outstanding. As of the date hereof, MBFI does not have any Rights issued or outstanding with respect to MBFI Common Stock and MBFI does not have any commitment to authorize, issue or sell any MBFI Common Stock or Rights, other than pursuant to (i) this Agreement; (ii) outstanding stock options and restricted stock (and any mandatory future awards pursuant to employee bonus and commission arrangements or pursuant to its employment agreements with its senior executive officers); and (iii) right of directors to elect to receive compensation in the form of MBFI Common Stock. The issued and outstanding shares of MBFI Common Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and subject to no preemptive rights (and were not issued in violation of any preemptive rights). The shares of MBFI Common Stock to be issued in the Merger, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and subject to no preemptive rights. All issuances of securities by MBFI have been registered under the Securities Act and state securities law requirements or were exempt from such registration requirements. MBFI has confirmed to FOBB that MBFI intends, subject to applicable law and the MBFI Board’s discretion, to increase the quarterly dividend on the first quarterly dividend with a record date occurring after the Effective Date to $0.18 per share of MBFI Common Stock. As of the date hereof, neither MBFI nor any of its Subsidiaries owns for its own account any shares of FOBB Common Stock. MBFI has not been at anytime during the three years preceding the date of this Agreement an “interested stockholder” of FOBB as defined in Section 203 of the DGCL.

6.3           Organization, Standing and Authority of MBFI.

(a)           MBFI is a registered bank holding company with the FRB, duly organized, validly existing and in good standing under the laws of the State of Maryland, with full corporate power and authority to own and lease all of its properties and assets and to carry on its business as now conducted.

(b)           MBFI is duly licensed or qualified to do business and is in good standing in each jurisdiction in which its ownership or leasing of property or the conduct of its business requires such licensing or qualification.

6.4           MBFI Subsidiaries. Each Subsidiary of MBFI is duly organized, validly existing and in good standing (except that no good standing representation is made with respect to any Subsidiary that is a financial institution) under the laws of the place of its incorporation or organization, with full power and authority to own and lease all of its properties and assets and to carry on its business, as now conducted, and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which its ownership or leasing of property or the conduct of its business requires such licensing or qualification. In the case of Acquisition Corp., it was formed to facilitate the Merger and has not engaged in any business activity.

6.5           Authorized and Effective Agreement.

(a)           Each of MBFI and Acquisition Corp. has all requisite power and authority to enter into this Agreement and (subject to receipt of all necessary approvals of Regulatory Authorities, the expiration of applicable waiting periods and the approval of the issuance of MBFI Common Stock as contemplated by this Agreement by the shareholders of MBFI) to perform all of its obligations hereunder. This Agreement (including the execution, delivery and performance hereof) and the Transactions have been duly authorized, deemed advisable, unanimously approved and adopted by the members of the MBFI Board in attendance at the meeting to consider and vote upon this Agreement and the Transactions and the Board of Directors of Acquisition Corp. and no other corporate action is required in respect thereof on the part of MBFI or Acquisition Corp., except for the approval by the holders of a majority of the votes present or represented by proxy at the MBFI Meeting of the issuance of MBFI Common Stock as contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by each of MBFI and Acquisition Corp. and, assuming due authorization, execution and delivery by FOBB, constitutes the legal, valid and binding obligation of each of MBFI and Acquisition Corp., enforceable against it in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(b)           Neither the execution and delivery of this Agreement, nor completion of the Transactions, nor compliance by MBFI or any of its Subsidiaries with any of the provisions hereof does or will (i) conflict with or result in a breach of any provisions of the MBFI Articles, MBFI By-Laws, or the certificate or articles of incorporation, charter, bylaws or other governing documents of any of its Subsidiaries, (ii) violate, conflict with or result in a breach of any term, condition or provision of, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any Lien upon any property or asset of MBFI or any of its Subsidiaries pursuant to, any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which MBFI or any of its Subsidiaries is a party, or by which any of their properties or assets may be bound or affected, or (iii) subject to receipt of all required approvals from Regulatory Authorities (and the expiration of applicable waiting periods) and the shareholders of MBFI, violate any order, writ, injunction, decree, statute, rule or regulation applicable to MBFI or any of its Subsidiaries.

(c)           Except for the filings and approvals contemplated by Section 5.5(c), no consents or approvals of or filings or registrations with any Governmental Authority or with any third party are necessary on the part of MBFI or any of its Subsidiaries, or to the Knowledge of MBFI, by FOBB or any of its Subsidiaries, in connection with the completion of the Transactions or the change in ownership of the FOBB Subsidiaries.

(d)           As of the date hereof, MBFI is not aware of any reasons relating to MBFI or any of its Subsidiaries (including CRA compliance) why all consents and approvals shall not be procured from all Regulatory Authorities having jurisdiction over the Transactions as shall be necessary for the completion of the Transactions.

6.6           Securities Documents and Regulatory Reports.

(a)           MBFI’s Securities Documents filed after December 31, 2002, (i) complied in all material respects with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets contained in or incorporated by reference into any such Securities Document (including the related notes and schedules thereto) fairly presents, in all material respects, the financial position of MBFI and its Subsidiaries as of its date, and each of the statements of income and changes in shareholders’ equity and cash flows or equivalent statements in such Securities Documents (including any notes or schedules thereto) fairly presents, in all material respects, the results of operations, changes in shareholders’ equity and cash flows, as the case may be, of MBFI and its Subsidiaries for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein, subject to non-material, normal year-end audit adjustments and the absence of footnotes in the case of unaudited financial statements.

(b)           MBFI and its Subsidiaries have duly and timely filed with all applicable Regulatory Authorities all reports required to be filed by them under applicable laws and regulations and such reports were complete and accurate in all material respects and in compliance with the requirements of applicable laws and regulations. In connection with the examinations of MB Bank since December 31, 2002 by the OCC or any other Regulatory Authority, MB Bank was not required to correct or change any action, procedure or proceeding which MBFI believes has not been corrected or changed as required.

6.7           Material Adverse Effect. Since December 31, 2005, (a) to the date of this Agreement, MBFI and its Subsidiaries have conducted their business only in the ordinary and usual course (excluding the entering into this Agreement and the incurrence of expenses in connection with this Agreement and the Transactions) and (b) no event has occurred or circumstance arisen (including litigation) that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on MBFI.

6.8           Environmental Matters.

(a)           MBFI and its Subsidiaries are in compliance with all Environmental Laws. Neither MBFI nor any of its Subsidiaries has received any communication alleging that it or any of its Subsidiaries is not in such compliance. To the Knowledge of MBFI, there are no present circumstances that would prevent or interfere with the continuation of such compliance.

(b)           None of the properties currently owned or operated by MBFI or any MBFI Subsidiary other than OREO, or to the Knowledge of MBFI, no OREO of MBFI or any MBFI Subsidiary or any other property previously owned or operated or currently leased by MBFI or any of its Subsidiaries, has been or is in violation of or subject to liability under any Environmental Law.

(c)           To the Knowledge of MBFI, there are no past or present actions, activities, circumstances, conditions, events or incidents that could reasonably form the basis of any Environmental Claim or other claim or action or governmental investigation that could result in the imposition of any liability against or obligation on the part of MBFI or any of its Subsidiaries or any Person whose liability or obligation for any Environmental Claim MBFI or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law.

(d)           Neither MBFI nor any MBFI Subsidiary is aware of any Environmental Law violation or remediation obligation for Materials of Environmental Concern relating to any property securing a loan held by it.

6.9           Tax Matters.

(a)           MBFI and its Subsidiaries have timely filed (including applicable extension periods) all Tax Returns and have paid, or where payment is not yet required to have been made, have set up an adequate reserve or accrual for the payment of, all material Taxes in respect of the periods covered by such Tax Returns and, as of the Effective Date, will have paid, or where payment is not required to have been made will have set up an adequate reserve or accrual for the payment of, all material Taxes for any subsequent periods ending on or prior to the Effective Date. Neither MBFI nor any of its Subsidiaries will have any material liability for any such Taxes in excess of the amounts so paid or reserves or accruals so established. MBFI and its Subsidiaries have timely and properly withheld and paid over all Taxes to the proper tax authority required to be so withheld and paid over in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.

(b)           All Tax Returns filed by MBFI or any of its Subsidiaries are complete and accurate in all material respects. Neither MBFI nor any MBFI Subsidiary is delinquent in the payment of any Taxes nor has it requested an extension of time which is currently outstanding within which to file any Tax Return with respect to any material Taxes. No deficiencies for any Taxes have been proposed, asserted or assessed (tentatively or otherwise) against MBFI or any of its Subsidiaries which have not been settled and paid. There are currently no agreements in effect with respect to MBFI or any of its Subsidiaries to extend the period of limitations for the assessment or collection of any Taxes. No audit, examination or deficiency or refund litigation with respect to any Tax Return or Taxes is pending or, to the Knowledge of MBFI, is threatened.

(c)           None of the Tax Returns of MBFI or any of its Subsidiaries with respect to income Taxes have during the past three years been audited or examined by applicable Tax authorities.

6.10         Legal Proceedings. There are no actions, suits, claims or proceedings (civil, criminal or administrative) pending or, to the Knowledge of MBFI, any unasserted possible claim or threatened claim, against MBFI or any of its Subsidiaries or against any asset, interest or right of MBFI or any of its Subsidiaries, or against any officer, director or employee of MBFI or any of its Subsidiaries in such capacity.

6.11         Compliance with Laws.

(a)           MBFI and its Subsidiaries have all permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to carry on their businesses as they are presently being conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the Knowledge of MBFI, will not be adversely affected by virtue of the completion of the Transactions; and to the Knowledge of MBFI, no suspension or cancellation of any of the same is threatened.

(b)           MBFI and its Subsidiaries are (i) in compliance with their respective governing documents, (ii) in compliance in with all applicable laws, ordinances, orders, rules and regulations of Governmental Authorities (including any regulatory capital requirements, truth-in-lending, fair lending, usury, fair credit reporting, consumer protection, securities, municipal securities, safety, health, environmental, zoning, anti-discrimination, antitrust, and wage and hour laws, ordinances, orders, rules and regulations), (iii) in compliance with all orders, writs, injunctions and decrees of any court, and (iv) in compliance with all orders, licenses and demands of Governmental Authorities. Neither MBFI nor any of its Subsidiaries has received any notice or communication from any Governmental Authority asserting that MBFI or any of its Subsidiaries is not in compliance with any of the foregoing. No financial institution Subsidiary of MBFI is subject to any regulatory or supervisory cease and desist order, assistance agreement, other agreement, written directive, memorandum of understanding or written commitment (other than those of general applicability to commercial banks issued by applicable Regulatory Authorities) and has not received any written communication requesting that it enter into any of the foregoing. Neither MBFI nor any financial institution Subsidiary of MBFI has been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

(c)           To the Knowledge of MBFI, no investigation or review by any Governmental Authority which is material to the business or financial condition of MBFI or any MBFI Subsidiary is pending or threatened, nor has any Governmental Authority indicated to MBFI or any MBFI Subsidiary an intention to conduct the same, other than normal or routine regulatory examinations.

(d)           Each financial institution Subsidiary of MBFI has a CRA rating of “satisfactory” or better and is “well managed” and “well capitalized” as defined in Regulation Y of the FRB.

6.12         Employee Benefit Plans. Each employee benefit plan, program, policy or arrangement (including each employee benefit plan (as defined in Section 3(3) of ERISA) which MBFI or any of its Subsidiaries maintains or contributes to for the benefit of its current or former employees complies, and has been administered in form and in operation, with all applicable requirements of law and no notice has been issued by any Governmental Authority questioning or challenging such compliance.

6.13         Brokers and Finders. Neither MBFI nor any of its Subsidiaries or any of their respective directors, officers or employees, has employed any broker or finder or incurred any liability for any broker or finder fees or commissions in connection with this Agreement or the Transactions, except for the MBFI Advisor.

6.14         Insurance. MBFI and its Subsidiaries maintain the insurance required by contract and applicable laws and regulations.

6.15         Properties. All real and personal property owned by MBFI or any of its Subsidiaries or presently used in its business are sufficient to carry on the businesses of MBFI and its Subsidiaries in the ordinary course of business consistent with past practice. MBFI and its Subsidiaries have good and marketable title free and clear of all Liens to all of their properties and assets, real and personal, except (i) Liens for current taxes not yet due or payable, (ii) pledges to secure deposits, (iii) non-monetary Liens affecting real property, if any, which do not adversely affect the value or use of such real property, and (iv) monetary Liens, if any, reflected in the MBFI consolidated financial statements as of December 31, 2005 which are included in MBFI’s Securities Documents. All real and personal property the loss of which would be material to the business of MBFI or any of its Subsidiaries that is leased or licensed by it is held pursuant to leases or licenses which are valid and enforceable in all material respects in accordance with their respective terms and such leases and licenses will not terminate or lapse prior to the Effective Time or thereafter by reason of completion of the Transactions. All improved real property owned or leased by MBFI or any of its Subsidiaries is in compliance with all applicable laws including zoning laws and the Americans Disabilities Act. No expressed or implied representation or warranty is made by MBFI with respect to the physical condition of the fixed assets of MBFI or any of its Subsidiaries, it being the understanding of the Parties that such fixed assets shall be accepted by MBFI in “as is” condition.

6.16         Labor. No work stoppage involving MBFI or any of its Subsidiaries is pending or, to the Knowledge of MBFI, threatened. Neither MBFI nor any of its Subsidiaries is involved in or, to the Knowledge of MBFI, threatened with or affected by, any material labor dispute, material discrimination or sexual harassment claim, arbitration, lawsuit or administrative proceeding involving any of its employees which is material to the business or financial condition of MBFI or any of its Subsidiaries. There are no group of employees of MBFI or any of its Subsidiaries who are members of a union relating to their employment with MBFI or any of its Subsidiaries other than three maintenance engineers.

6.17         Allowance for Loan Losses. The allowance for loan losses reflected on MBFI’s consolidated balance sheet as of December 31, 2005 included in the MBFI Securities Documents is, and will be in the case of MBFI consolidated balance sheets included in the MBFI Securities Documents filed after the date hereof, adequate, in the reasonable judgment of the management of MBFI and the MBFI Board, as of their respective dates under GAAP and the requirements of all applicable Regulatory Authorities.

6.18         Transactions with Insiders. Since December 31, 2002, all transactions in which any of the senior executive officers or directors of MBFI or any of its Subsidiaries or member of the “immediate family” or “related interests” (as such terms are defined in Regulation O) of any such senior executive officers or directors (collectively, “MB Bank Insiders”), directly or indirectly, either individually or through any corporation, limited liability company, partnership, association or other entity, has borrowed from, loaned to, supplied or provided goods to, purchased assets from, sold assets to, or done business in any manner with, MBFI or any of its Subsidiaries are in compliance with applicable laws, rules and regulations. No MB Bank Insider has any direct or indirect interest in any property, assets, business or right which is owned, leased, held or used by MBFI or any of its Subsidiaries or in any liability, obligation or indebtedness of MBFI or any of its Subsidiaries, except for deposits of MB Bank.

6.19         Fairness Opinion. The MBFI Board has received an opinion of MBFI Advisor dated the date hereof, to the effect that the Aggregate Merger Consideration to be paid pursuant to this Agreement is fair, from a financial point of view, to MBFI.

6.20         No Undisclosed Liabilities. Neither MBFI nor any of its Subsidiaries has any liability or obligation, whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including any liability for Taxes (and there is no past or present fact, situation, circumstance, condition or other basis for any present or future action, suit or proceeding, hearing, charge, complaint, claim or demand against MBFI or any of its Subsidiaries giving rise to any such liability or obligation) required in accordance with GAAP to be reflected in an audited consolidated balance sheet of MBFI and its Subsidiaries or the notes thereto, except (i) for liabilities set forth or reserved against in the MBFI audited consolidated financial statements as of December 31, 2005 or the notes thereto which are included in MBFI’s Securities Documents and (ii) liabilities and obligations occurring since December 31, 2005.

6.21         Indemnification. To the Knowledge of MBFI, no action or failure to take action by any present or former director, advisory director, officer, employee or agent of MBFI or any of its Subsidiaries has occurred which would give rise to a material claim by any such Person for indemnification from MBFI or any of its Subsidiaries.

6.22         Loan Portfolio. Each loan reflected as an asset on the MBFI consolidated financial statements as of December 31, 2005 which are included in MBFI’s Securities Documents, and each loan originated or acquired by MBFI or any of its Subsidiaries thereafter, is (or will be) evidenced by appropriate and sufficient documentation and constitutes (or will constitute) the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles or doctrines. All such loans are, and the loans held at the Effective Date will be, free and clear of any Lien (other than the Lien of the FHLB to secure FHLB borrowings and loans pledged for customer repurchases). All loan files are complete in all material respects and contain all notes, leases and other evidences of indebtedness, lease agreements, certificates, security agreements, mortgages, deeds of trust, guarantees, UCC financing statements, and similar documents evidencing collateral or other financial accommodations relating to the loans. None of the obligations represented by the loan documents have been modified, altered, forgiven, discharged or otherwise disposed of, except as indicated in the loan file or as a result of bankruptcy or other debtor relief laws of general application. The collateral securing each loan was in existence at the time funds were advanced or an interest was taken in such collateral as reflected in the loan file. All security interests granted in favor of the lender of each loan as reflected in the loan documents have been property perfected. None of the loans are, and none of the loans held at the Effective Date will be, subject to any offset, claims of offset or claims of other material liability on the part of MBFI or any of its Subsidiaries. Neither MBFI nor any of its Subsidiaries has notice or Knowledge of, and has not consented to, the sale, loss, destruction or other disposition of any collateral securing a loan, except where the proceeds thereof have been or are to be applied to the loan indebtedness.

6.23         Investment Portfolio. Except for pledges to secure public and trust deposits or otherwise made in the ordinary course of business, and for FHLB stock, none of the investment securities reflected in the MBFI consolidated financial statements as of December 31, 2005 which are included in MBFI’s Securities Documents and none of the investment securities since acquired by MBFI or any of its Subsidiaries is subject to any restriction, whether contractual or statutory, which impairs the ability of MBFI or any of its Subsidiaries to freely dispose of such investment at any time, other than those restrictions imposed on securities held to maturity under GAAP and restrictions imposed after the date of this Agreement in connection with future borrowings permitted under this Agreement.

6.24         Books and Records. The corporate record books (other than stock ledgers and stock records) of MBFI and its Subsidiaries are complete and accurate and reflect all meetings, consents and other material actions of the boards of directors and shareholders of MBFI and its Subsidiaries. The stock ledgers and stock records of MBFI and its Subsidiaries are complete and accurate and reflect all transactions in their capital stock. The accounting books and records of MBFI and its Subsidiaries are being maintained in compliance with applicable legal and accounting requirements, and such books and records accurately reflect, in all material respects, all dealings and transactions in respect of the business, assets, liabilities and affairs of MBFI and its Subsidiaries.

6.25         Defaults.  Neither MBFI nor any of its Subsidiaries is in default in any obligation to be performed by it under any agreement or commitment.  To the Knowledge of MBFI, no other party to any such agreement or commitment is in default in any obligation to be performed by such party.

6.26         Intellectual Property.  MBFI and its Subsidiaries own, lease or license all Intellectual Property which are material to the conduct of the businesses of MBFI and its Subsidiaries free and clear of all Liens.  To the Knowledge of MBFI, none of the Intellectual Property of MBFI and its Subsidiaries infringes on the rights of any other Person, and no Person is infringing on the rights of MBFI or any of its Subsidiaries with respect to any Intellectual Property of MBFI or any of its Subsidiaries.  The Intellectual Property of MBFI and its Subsidiaries will not be limited or otherwise adversely affected by virtue of the consummation of the Transactions.

6.27         Risk Management Instruments.  All material interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for MBFI’s own account, or for the account of one or more of its Subsidiaries or their customers, were entered into (a) in accordance with prudent business practices and in compliance with all applicable laws, rules, regulations and regulatory policies and (b) with counter parties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of MBFI or one of its Subsidiaries, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and is in full force and effect.  Neither MBFI nor any of its Subsidiaries, nor to the Knowledge of MBFI, any other party thereto, is in breach of any of its obligations under any such agreement or arrangement in any material respect.

6.28         Trust Administration.  Each MBFI Subsidiary that acts in a fiduciary capacity has properly administered all accounts for which it acts as a fiduciary or agent, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state and federal law and regulation and common law.  Neither MBFI, any MBFI Subsidiary, nor any director, officer, or employee of MBFI or any of its Subsidiaries acting on behalf of MBFI or any of its Subsidiaries, has committed any breach of trust with respect to any such fiduciary or agency account, and the accountings for each such fiduciary or agency account are true and correct in all material respects and accurately reflect the assets of such fiduciary or agency account.  There is no investigation or inquiry by any Governmental Authority pending, or to the Knowledge of MBFI, threatened, against or affecting MBFI or any of its Subsidiaries relating to the compliance by MBFI or any such Subsidiary with sound fiduciary principles and applicable regulations.

6.29         Internal Controls.  None of the MBFI or its Subsidiaries’ records, systems, controls, data or information are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of MBFI or its Subsidiaries or accountants except as would not reasonably be expected to have a materially adverse effect on the system of internal accounting controls described in the next sentence.  MBFI and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

6.30         Takeover Laws.  This Agreement and the Transactions are not subject to the requirements of any Takeover Laws applicable to MBFI or any MBFI Subsidiary.

6.31         Representations Not Misleading.  No representation or warranty by MBFI in this Agreement, or in any Schedule furnished to FOBB or its Subsidiaries under and pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.

ARTICLE VII
COVENANTS

7.1           Reasonable Best Efforts.  Subject to the terms and conditions of this Agreement, each Party agrees to use, and shall cause each of its applicable Subsidiaries to use, its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Transactions (as well as the change in ownership of the FOBB Subsidiaries) as promptly as practicable and otherwise to enable consummation of the Transactions (as well as the change in ownership of the FOBB Subsidiaries)and shall cooperate fully with each other to that end.  Such reasonable best efforts shall include, using reasonable best efforts to obtain all necessary consents, approvals or waivers from Regulatory Authorities necessary for the consummation of the Transactions.

7.2           FOBB Shareholder Approval.

(a)           FOBB agrees to take, in accordance with applicable law, the FOBB Certificate and the FOBB By-Laws, all action necessary to convene an appropriate meeting of its shareholders (including any adjournment or postponement thereof, the “FOBB Meeting”) to consider and vote upon the adoption of this Agreement as promptly as practicable after the Registration Statement is declared effective.  The FOBB Board (i) shall unanimously recommend adoption of this Agreement by the FOBB shareholders, (ii) shall take all reasonable lawful action to solicit adoption of this Agreement by the FOBB shareholders, and (iii) shall not withdraw, modify or qualify in any manner adverse to MBFI such recommendation (a “Change in Recommendation”), except as and to the extent expressly permitted by Section 7.2(b).

(b)           Notwithstanding the foregoing, the FOBB Board shall, prior to the FOBB Meeting, be permitted to effect a Change in Recommendation solely in response to an Alternative Proposal, if and only to the extent that:

(i)            The FOBB Board, determines in good faith, after the receipt of advice from its outside counsel, that failure to take such action is inconsistent with its fiduciary duties under applicable Delaware law, and

(ii)           Prior to effecting a Change in Recommendation: (A) FOBB, its Subsidiaries and their respective Representatives shall have complied in all material respects with Section 7.6, (B) the FOBB Board shall have determined in good faith that such Alternative Proposal constitutes a Superior Proposal after giving effect to all of the adjustments which may be offered by MBFI pursuant to clause (D) below, (C) FOBB shall notify MBFI, at least 3 business days in advance, of its intention to effect a Change in Recommendation in response to such Superior Proposal, specifying the material terms and conditions of any such Superior Proposal and furnishing MBFI with a copy of the documents containing the economic terms of the Superior Proposal, and (D) FOBB shall, and shall cause its financial and legal advisors to, during the period following FOBB’s delivery of the notice referred to in clause (C) above, negotiate with MBFI in good faith (to the extent MBFI desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Alternative Proposal ceases to constitute a Superior Proposal.

(c)           If FOBB has made a Change in Recommendation in accordance with the provisions of Section 7.2(b), it may, prior to the FOBB Meeting, subject to the provisions of Section 9.1(i), enter into an acquisition agreement or similar agreement (a “Competing Acquisition Agreement”) with respect to such Superior Proposal.

7.3           MBFI Shareholder Approval.  MBFI agrees to take, in accordance with applicable law, the MBFI Articles and the MBFI By-Laws, all action necessary to convene an appropriate meeting of its shareholders (including any adjournment or postponement thereof, the “MBFI Meeting”) to consider and vote upon the approval of the issuance of the MBFI Common Stock as contemplated by this Agreement as promptly as practicable after the Registration Statement is declared effective.  The MBFI Board (i) shall recommend approval of the issuance of MBFI Common Stock as contemplated by this Agreement by the MBFI shareholders, (ii) shall take all reasonable lawful action to solicit approval of the issuance of MBFI Common Stock as contemplated by this Agreement by the MBFI shareholders, and (iii) shall not withdraw, modify or qualify in any manner adverse to FOBB such recommendation.

7.4           Registration Statement and Proxy Statement.

(a)           MBFI agrees to promptly prepare a registration statement on Form S-4 (the “Registration Statement”) which, subject to compliance by FOBB with Section 7.4(b), will comply in all material respects with applicable Securities Laws.  The Registration Statement is to be filed by MBFI with the SEC in connection with the issuance of MBFI Common Stock in the Merger (including a combined proxy statement and prospectus and other proxy solicitation materials of MBFI and FOBB constituting a part thereof (the “Joint Proxy Statement-Prospectus”) and all related documents).  FOBB agrees to cooperate, and to cause its Subsidiaries, its counsel and its accountants to cooperate, with MBFI, its counsel and its accountants, in the preparation of the Registration Statement and the Joint Proxy Statement-Prospectus; and provided that FOBB and its Subsidiaries have cooperated as required above,

MBFI agrees to file the Registration Statement (or the form of the Joint Proxy Statement-Prospectus) in preliminary form with the SEC as promptly as reasonably practicable and shall use reasonable best efforts to cause such filing to occur within 30 days after execution of this Agreement.  Each Party agrees to use reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after filing thereof.  MBFI also agrees to use reasonable best efforts to obtain, prior to the effective date of the Registration Statement, all necessary state securities law or “Blue Sky” permits and approvals required for the issuance of MBFI Common Stock in the Merger.  FOBB agrees to furnish to MBFI all information concerning FOBB, its Subsidiaries, officers, directors and shareholders as may be reasonably requested in connection with the foregoing.

(b)           Each Party agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Joint Proxy Statement-Prospectus and any amendment or supplement thereto will, at the date of mailing to the FOBB and MBFI shareholders, respectively, and at the time of the FOBB Meeting and the MBFI Meeting, respectively, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or any statement which, in the light of the circumstances under which such statement is made, will be false or misleading with respect to any material fact, or which will omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier statement in the Joint Proxy Statement-Prospectus or any amendment or supplement thereto.  Each Party further agrees that if it shall become aware prior to the Effective Time of any information furnished by it that would cause any of the statements in the Joint Proxy Statement-Prospectus to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other Party thereof and to take the necessary steps to correct the Joint Proxy Statement - Prospectus.

(c)           MBFI agrees to advise FOBB, promptly after MBFI receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of MBFI Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

7.5           Access; Information.

(a)           Each Party agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall afford the other Party and its Representatives, such access during normal business hours throughout the period prior to the Effective Time to its and its Subsidiaries books, records (including Tax Returns and work papers of independent auditors), properties, personnel and to such other information as may be reasonably requested and, during such period, it shall furnish as promptly as reasonable to the other Party or its Representatives (i) a copy of each material report, schedule and other document filed by it or any of its Subsidiaries pursuant to the requirements of federal or state securities or banking laws, and (ii) all other information concerning the business, properties and personnel of it and its Subsidiaries as the other Party or its Representatives may reasonably request.  FOBB shall also permit an independent expert environmental consulting firm, mutually selected by the Parties within 15 days from the date hereof (the “Independent Expert”), at the sole expense of MBFI, to conduct such phase I and/or phase II environmental audits, studies and tests (the “Environmental Studies”) on the FOBB and OB Bank headquarters facility located at 1400 Sixteenth Street, Oak Brook, Illinois (the “Headquarters Facility”) as necessary for such Independent Expert to provide its opinion as to the Required Environmental Expenditures, as defined below (the “Expert’s Opinion”).  The Independent Expert shall deliver to the Parties the Expert’s Opinion in writing no later than 75 days from the date hereof.  The term “Required Environmental Expenditures” means the Independent Expert’s good faith estimate, based upon the results of the Environmental Studies, of the dollar amount, if any, that FOBB would be required to expend for clean up, remediation and penalties relating to Materials of Environmental Concern with respect to the Headquarters Facility as such Headquarters Facility exists as of the date hereof.  In the event any subsurface or phase II site assessments are conducted (which assessments shall be at MBFI’s sole expense), MBFI shall indemnify FOBB and its Subsidiaries for all costs and expenses associated with returning the property to its previous condition.  Time is of the essence relating to the foregoing environmental matters.

(b)           Each Party agrees that it will not, and will cause its Representatives not to, use any information obtained pursuant to this Section 7.5 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) for any purpose unrelated to the consummation of the Transactions or the change in ownership of the FOBB Subsidiaries.  Subject to the requirements of law, each Party will keep confidential, and will cause its Representatives to keep confidential, all information and documents obtained pursuant to this Section 7.5 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) unless such information (i) was already known to it, (ii) becomes available from other sources not known by it to be bound by a confidentiality obligation, (iii) is disclosed with the prior written approval of the Party providing the information or (iv) is or becomes readily ascertainable from published information or trade sources.  In the event that this Agreement is terminated, each Party shall promptly cause all copies of documents, extracts thereof or notes, analyses, compilations, studies or other documents containing information and data as to the other Party and its Subsidiaries to be returned to the other Party or certify as to their destruction.  No investigation by a Party or its Representatives of the business and affairs of the other Party or its Subsidiaries shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or any of the conditions to a Party’s obligation to consummate any of the Transactions.

(c)           Notwithstanding anything contained herein to the contrary, neither Party nor any of its Subsidiaries shall be required to provide access or disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize the attorney-client privilege of the Person in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement or in the ordinary course of business.

7.6           Alternative Proposal.  FOBB agrees that it shall not, and shall cause its Subsidiaries and its and its Representatives and affiliates not to, (a) initiate, solicit, encourage or knowingly facilitate any inquiries or proposals with respect to, any Alternative Proposal or (b) engage in any negotiations concerning, or provide any nonpublic information to, or have any discussions with, any Person relating to, any Alternative Proposal; provided that, in the event FOBB receives an unsolicited written bona fide Alternative Proposal and the FOBB Board concludes in good faith that such Alternative Proposal constitutes or may result in a Superior Proposal, FOBB may, and may permit its Subsidiaries and its and their Representatives to, take any action described in clause (b) above to the extent that the FOBB Board determines in good faith (after the receipt of advice from its outside counsel) that failure to take such actions may result in a violation of its fiduciary duties under applicable Delaware law.  Prior to providing any nonpublic information permitted to be provided pursuant to this Section, FOBB shall have entered into a confidentiality agreement with such third party on terms substantially identical in all material respects to the confidentiality agreement previously entered into by the Parties. FOBB will immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any Persons other than MBFI with respect to any Alternative Proposal and will use its reasonable best efforts to enforce any confidentiality or similar agreement relating to an Alternative Proposal. FOBB will promptly (within one business day) advise MBFI following receipt of any Alternative Proposal of all of the material terms thereof (including the identity of the Person making such Alternative Proposal), and will keep MBFI apprised of any related developments, discussions and negotiations (including the terms and conditions of the Alternative Proposal) on a substantially current basis.

7.7           Affiliate Agreements.

(a)           As soon as practicable after the date hereof, FOBB shall identify to MBFI all Persons who, to FOBB’s Knowledge, may be deemed at the date hereof (or at another reasonably proximate date) “affiliates” of FOBB, as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act (“Rule 145 Affiliates”).  FOBB shall use all reasonable best efforts to obtain a written agreement substantially in the form of Exhibit C from each Person who is so identified as a possible Rule 145 Affiliate and shall deliver copies of such written agreements to MBFI as soon as practicable.

(b)           As soon as practicable after the date of the FOBB Meeting, FOBB shall identify to MBFI all Persons who, to FOBB’s Knowledge, may be deemed, at the time of the FOBB Meeting, Rule 145 Affiliates of FOBB and who were not previously identified in accordance with Section 7.7(a).  FOBB shall use all reasonable best efforts to obtain a written agreement in the form specified in Section 7.7(a) from each Person who is so identified and shall deliver copies of such written agreements to MBFI as soon as practicable.

7.8           Press Releases.  The initial press release announcing the Transactions will be a joint press release.  Each Party agrees that thereafter it will not, without the prior approval of the other Party, issue any press release or written statement for general circulation relating to the Transactions, except as otherwise required by applicable law or regulation, NASD rules, or Nasdaq rules, whichever is applicable, and then only after making reasonable efforts to first consult with the other Party.

7.9           Takeover Laws.  No Party shall take any action that would cause any of the Transactions to be subject to requirements imposed by any Takeover Law and each of them shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the Transactions from, or if necessary challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect.

7.10         Conforming Entries.

(a)           FOBB recognizes that MBFI and its Subsidiaries may have adopted different loan and accounting policies and practices (including loan classifications and levels of loan loss allowances).  Subject to applicable law, from and after the date hereof FOBB shall consult and reasonably cooperate with MBFI with respect to conforming the loan and accounting policies and practices of FOBB and its Subsidiaries to those policies and practices of MBFI and its Subsidiaries for financial accounting and/or income Tax reporting purposes, as reasonably specified in each case in writing from MBFI to FOBB, based upon such consultation and subject to the conditions in Section 7.10(c); provided that FOBB and its Subsidiaries shall not be required to take any such action that is not permitted under GAAP or the Code or regulatory guidance, whichever is applicable.

(b)           Subject to applicable law, FOBB shall consult and reasonably cooperate with MBFI with respect to determining, as reasonably specified in a written notice from MBFI to FOBB, based upon such consultation and subject to the conditions in Section 7.10(c), the amount and the timing for recognizing for financial accounting and/or income Tax reporting purposes of FOBB’s and OB Bank’s expenses of the Transactions; provided that FOBB and its Subsidiaries shall not be required to take any such action that is not permitted under GAAP or the Code or regulatory guidance, whichever is applicable.

(c)           Subject to applicable law, FOBB and its Subsidiaries shall (i) make such conforming entries to conform the loan and accounting policies and practices of FOBB and its Subsidiaries to the policies and practices of MBFI and its Subsidiaries and (ii) recognize FOBB’s and OB Bank’s expenses of the Transactions for financial accounting and/or income Tax reporting purposes at such times as are reasonably requested in writing by MBFI, but in no event prior to the fifth day next preceding the Effective Date; provided, however, that on the date such entries are made and such charges and expenses are recognized, MBFI shall certify in writing to FOBB that (i) all conditions to MBFI’s obligations to consummate the Transactions as set forth in Sections 8.1 and 8.3 hereof (subject to the receipt of FOBB’s officer certificate pursuant to Section 8.3(f)) have been satisfied or waived, (ii) it is not aware of any fact or circumstance that would delay or prevent the completion of the Transactions, and (iii) it proposes the Effective Date to be within five business days; and provided, further, that, notwithstanding any other provision of this Section 7.10, FOBB and its Subsidiaries shall not be required to take any action pursuant to this Section 7.10 that is not permitted under applicable law (including the Code), regulations, GAAP or regulatory guidance, whichever is applicable.  In no event shall FOBB be required to take any actions pursuant to this Section 7.10(c) until all of the conditions to its obligations in Sections 8.01 and 8.02 shall have been satisfied.

(d)           No conforming entries or accruals or charges or expenses recognized at the written request of MBFI in accordance with this Section 7.10 may be a basis to assert a violation or a breach of a representation, warranty or covenant of FOBB herein.

7.11         Systems Integration.  Subject to Section 7.5(b) and (c) hereof, from and after the date hereof, FOBB and MBFI shall cause OB Bank and MB Bank and their respective directors, officers and employees to, and shall make all reasonable efforts (without undue disruption to either business) to cause OB Bank’s data processing consultants and software providers and MB Bank’s data processing service providers to, reasonably cooperate and assist OB Bank or MB Bank in connection with an electronic and systematic conversion of all applicable data of OB Bank or MB Bank, as applicable, to the system selected by MBFI, including the training of OB Bank employees or MB Bank employees, as applicable, without undue disruption to either business, during normal business hours and at the expense of MBFI (not to include OB Bank’s standard employee payroll).

7.12         Listing.  MBFI agrees to use its best efforts to list, prior to the Effective Date, on the Nasdaq, subject to official notice of issuance, the shares of MBFI Common Stock to be issued in the Merger.

7.13         Regulatory Applications.

(a)           Each Party shall, and shall cause its Subsidiaries to, cooperate and use reasonable best efforts to promptly prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the Transactions and the change in ownership of the FOBB Subsidiaries, and shall use reasonable best efforts to file within 30 days of the date hereof, the applications necessary to obtain the permits, consents, approvals and authorizations of all Regulatory Authorities necessary to consummate the Transactions.  Each Party shall have the right to review in advance, and to the extent practicable each will consult with the other Party, in each case subject to applicable laws relating to the exchange of information, with respect to, all material written information submitted to any third party or any Governmental Authority in connection with the Transactions and the change in ownership of the FOBB Subsidiaries.  In exercising the foregoing right, each Party agrees to act reasonably and as promptly as practicable.  Each Party agrees that it will consult with the other Party with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the Transactions and the change in ownership of the FOBB Subsidiaries, and each Party will keep the other Party apprised of the status of material matters relating to completion of the Transactions and the change in ownership of the FOBB Subsidiaries.

(b)           Each Party agrees, upon request, to furnish the other Party with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other Party or any of its Subsidiaries to any third party or Governmental Authority.

7.14         Current Information and Attendance at Board Meetings.

(a)           During the period from the date hereof to the Effective Date, FOBB shall, upon the request of MBFI, cause one or more of its designated officers to confer on a monthly or more frequent basis with officers of MBFI regarding the financial condition, operations and business of FOBB and its Subsidiaries and matters relating to the completion of the Transactions and the change in ownership of the FOBB Subsidiaries.  As soon as reasonably available, but in no event more than five business days after filing, FOBB will deliver to MBFI all reports filed by it or any of its Subsidiaries with any Regulatory Authority subsequent to the date hereof including all financial and call reports filed with the Illinois Bank Regulator and the FDIC.  FOBB will also deliver to MBFI as soon as practicable all quarterly and annual financial statements of FOBB and its Subsidiaries prepared with respect to periods ending subsequent to December 31, 2005.  As soon as practicable after the end of each month, FOBB will deliver to MBFI in electronic form (a) the monthly deposit and loan trial balances of OB Bank, (b) the monthly analysis of OB Bank’s investment portfolio, and (c) monthly balance sheet and income statement of FOBB and its Subsidiaries.

(b)           The Chief Executive Officer and/or Chief Financial Officer of MBFI shall be invited and entitled to attend all meetings of the FOBB Board and the board of directors of OB Bank; provided however, such individuals shall be excluded from any portions of such meetings involving discussions relating to an Alternative Proposal or discussions relating to matters which are otherwise deemed by the FOBB Board to be confidential.  Board packages and notices shall be submitted by FOBB and OB Bank to the Chief Executive Officer and Chief Financial Officer of MBFI simultaneously with their submission to board members; provided confidential information may be excluded therefrom.

(c)           During the period from the date hereof to the Effective Date, MBFI shall, upon the request of FOBB, cause one or more of its designated officers to confer on a monthly or more frequent basis with officers of FOBB regarding the financial condition, operations and business of MBFI and its Subsidiaries and matters relating to the completion of the Transactions and the change in ownership of the FOBB Subsidiaries.  As soon as reasonably available, but in no event more than five business days after filing, MBFI will deliver to FOBB all reports filed by it or any of its Subsidiaries with any Regulatory Authority subsequent to the date hereof including all financial and call reports filed with the Office of the Comptroller of the Currency and the FRB.  MBFI will also deliver to FOBB as soon as practicable all quarterly and annual financial statements of MBFI and its Subsidiaries prepared with respect to periods ending subsequent to December 31, 2005

(d)           The Chief Executive Officer of FOBB shall be invited and entitled to attend all meetings of the MBFI Board and the board of directors of MB Bank; provided however, he shall be excluded from any portions of such meetings relating to matters which are otherwise deemed by the MBFI Board or the board of directors of MB Bank to be confidential.  Board packages and notices shall be submitted by MBFI and MB Bank to the Chief Executive Officer of FOBB simultaneously with their submission to board members; provided confidential information may be excluded therefrom.

7.15         Officers’ and Directors’ Insurance; Indemnification.

(a)           For six years from and after the Effective Date, MBFI shall maintain officers’ and directors’ liability insurance covering the Persons who are presently covered by FOBB’s current officers’ and directors’ liability insurance policy with respect to actions, omissions, events, matters or circumstances occurring prior to the Effective Time, on terms which are at least as favorable as the terms of said current policy, provided that it shall not be required to expend in the aggregate during the coverage period more than an amount equal to 250% of the annual premium most recently paid by FOBB (the “Insurance Amount”) to maintain or procure insurance coverage pursuant hereto, and further provided that if MBFI is unable to maintain or obtain the insurance called for by this Section 7.15(a), MBFI shall use its reasonable best efforts to obtain as much comparable insurance as is available for the Insurance Amount which may be in the form of tail coverage, or may request FOBB to obtain such tail coverage at FOBB’s expense prior to the Effective Date; provided, further, that officers and directors of FOBB or its Subsidiaries may be required to make application and provide customary representations and warranties to MBFI’s insurance carrier for the purpose of obtaining such insurance.

(b)           In addition to Section 7.15(a) above, from and after the Effective Date,  MBFI shall, and shall cause its Subsidiaries to, maintain and preserve the rights to indemnification of FOBB’s and its Subsidiaries’ officers, employees, directors and agents to the maximum extent permitted by any of the FOBB Certificate, FOBB By-Laws and the charter and bylaws of OB Bank and applicable law as in effect on the date hereof with respect to indemnification for liabilities and claims arising out of claims, actions, suits, proceedings or investigations (each, a “Claim”) made, asserted or arising prior to or within six years after the Effective Time, if such Claim pertains to any acts, omissions, events, matters or circumstances occurring or existing at or prior to the Effective Time, including the Transactions and the matters referred to in Section 7.15(b) of FOBB’s written disclosure schedule, to the extent such rights to indemnification are not in excess of that permitted by applicable state or federal laws or Regulatory Authorities.

(c)           In connection with the indemnification provided pursuant to Section 7.15(b), MBFI and/or an MBFI Subsidiary (i) will advance expenses, promptly after statements therefor are received, to each such indemnified Person to the fullest extent permitted by law and Regulatory Authorities, including the payment of the fees and expenses of one counsel with respect to a matter, and one local counsel in each applicable jurisdiction, if necessary or appropriate, selected by such indemnified Person or multiple indemnified Persons, it being understood that they collectively shall only be entitled to one counsel and one local counsel in each applicable jurisdiction where necessary or appropriate (unless a conflict shall exist between them in which case they may retain separate counsel), all such counsel shall be reasonably satisfactory to MBFI and (ii) will cooperate in the defense of any such matter.

(d)           This Section 7.15 shall survive the Effective Time, is intended to benefit each indemnified Person (each of whom shall be entitled to enforce this Section against MBFI), and shall be binding on all successors and assigns of MBFI.

(e)           In the event MBFI or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to one or more other Persons, then, and in each such case, proper provision shall be made so that the successors and assigns of MBFI assume the obligations set forth in this Section 7.15.

(f)            MBFI shall pay all expenses (including attorneys’ fees) that may be reasonably incurred by any indemnified Person in enforcing the indemnity and other obligations provided for in this Section 7.15 if the indemnified Person is successful in whole or any material part or if any dispute relating thereto is settled or compromised.

7.16         Benefit Plans.

(a)           Except as otherwise provided in this Agreement, at the Effective Time, MBFI or one of its Subsidiaries shall be substituted for FOBB or a FOBB Subsidiary under the FOBB Employee Plans as Previously Disclosed and in effect immediately prior to the Effective Time and MBFI or one of its Subsidiaries shall assume and be vested with all of the powers, rights, duties, obligations and liabilities previously vested in FOBB or the applicable FOBB Subsidiary with respect to each such FOBB Employee Plan.  Except as otherwise provided in this Agreement, each such FOBB Employee Plan shall, to the extent permitted thereunder and by applicable law, be continued in effect by MBFI or an applicable MBFI Subsidiary after the Effective Time without a termination or discontinuance thereof as a result of the Transactions, subject to the power reserved to MBFI and each of its Subsidiaries to subsequently amend or terminate any such FOBB Employee Plan, which amendment or termination shall comply with applicable law.

(b)           FOBB has taken all necessary action relating to the FOBB Employee Stock Purchase Plan to cause the date hereof to be a purchase date under the Plan and as a result thereof will cause 3,766 shares of FOBB Common Stock to be issued to Plan participants.  On and after the date hereof, no contributions will be made to or accepted by the FOBB Employee Stock Purchase Plan and other than as described in the preceding sentence, no shares of FOBB Common Stock will be issued under the FOBB Employee Stock Purchase Plan.  As soon as practicable after the date hereof, any payroll withholding amounts credited to the account of an eligible employee under the FOBB Employee Stock Purchase Plan which has not been applied to purchase FOBB Common Stock as provided above shall be returned to such eligible employee in cash.  FOBB shall cause the FOBB Employee Stock Purchase Plan to be terminated immediately prior to the Effective Time.

(c)           FOBB has taken all necessary action to amend the FOBB Director Stock Plan as of the date hereof such that no director fees payable after the date hereof shall be paid or payable for FOBB Common Stock or result in additional DSUs under the Plan.  Fees payable after the date hereof the receipt of which would otherwise have been deferred shall continue to be deferred, with such deferred fees, together with earnings credited at the same hypothetical investment return applicable to amounts deferred under the FOBB Executive DCP, payable at the time DSUs held under the Plan are payable.  FOBB shall cause the FOBB Director Stock Plan to be terminated immediately prior to the Effective Time and any DSUs outstanding thereunder shall be paid as contemplated by Section 7.18.

(d)           MBFI shall provide, or cause an MBFI Subsidiary to provide, to each continuing full time employee of FOBB and its wholly-owned Subsidiaries (the “Continuing Employees”) the opportunity to participate without a waiting period (except in the case of a qualified plan, participation shall commence on the next entry date) in each employee benefit and welfare plan maintained by MBFI or an MBFI Subsidiary, whichever is applicable, which is generally available to its similarly-situated employees on a uniform and non-discriminatory basis,  provided that with respect to such plans maintained by MBFI or an MBFI Subsidiary, whichever is applicable, Continuing Employees shall be given credit for their past service with FOBB or a FOBB Subsidiary in determining eligibility for participation and vesting in benefits thereunder, and only with respect to severance and vacation plans, accrual of benefits. Continuing Employees shall not be subject to any waiting periods under the group health plan of MBFI or any applicable MBFI Subsidiary to the extent that such periods are longer than the periods imposed under the applicable FOBB group health plan and MBFI shall use its reasonable efforts to cause its health insurance carrier to cover pre-existing conditions that were previously covered for a Continuing Employee under the FOBB health plan.  To the extent that the initial period of coverage for Continuing Employees under any plan of MBFI or a MBFI Subsidiary, whichever is applicable, that is an “employee welfare benefit plan” as defined in Section 3(1) of ERISA is not a full 12-month period of coverage, Continuing Employees shall be given credit under the applicable welfare plan for any deductibles and co-insurance payments made by such Continuing Employees under the corresponding FOBB welfare plan during the balance of such 12-month period of coverage.  Nothing contained herein shall obligate MBFI or any MBFI Subsidiary to provide or cause to be provided any benefits duplicative to those provided under any benefit or welfare plan continued pursuant to Section 7.16(a), including extending participation in any plan which (i) is a qualified plan relative to any period of time with respect to which allocations are made to Continuing Employees under any qualified plan maintained or sponsored by FOBB or a FOBB Subsidiary that is continued by MBFI or an MBFI Subsidiary for the benefit of Continuing Employees or (ii) is an employee welfare benefit plan relative to any period of time that the FOBB group health plan is continued by MBFI or an MBFI Subsidiary for the benefit of Continuing Employees. MBFI agrees to continue the qualified plans of FOBB and the group health plan of FOBB (to the extent permitted by the insurance carrier) through calendar year 2006 for the benefit of Continuing Employees.  Nothing herein shall alter the power of MBFI or any MBFI Subsidiary to amend or terminate any benefit or welfare plans of MBFI, FOBB or their respective Subsidiaries.  Moreover, this subsection 7.16(d) shall not confer upon any Continuing Employee any rights or remedies hereunder and shall not constitute a contract of employment or create any rights, to be retained or otherwise, in employment at MBFI or any MBFI Subsidiary.

(e)           Until the Effective Time, FOBB or a FOBB Subsidiary, whichever is applicable, shall be liable for all obligations for continued health coverage pursuant to Section 4980B of the Code and Section 601 through 609 of ERISA (“COBRA”) and 215 ILCS 5/367.2 with respect to qualified beneficiaries of FOBB or a FOBB Subsidiary, whichever is applicable, who incur a qualifying event before the Effective Time.  MBFI or an MBFI Subsidiary, whichever is applicable, shall be liable for (i) all obligations for continued health coverage under COBRA and 215 ILCS 5/367.2 with respect to each qualified beneficiary of FOBB or a FOBB Subsidiary who incurs a termination on and after the Effective Time, and (ii) for continued health coverage under COBRA and 215 ILCS 5/367.2 from and after the

Effective Time for each qualified beneficiary of FOBB or a FOBB Subsidiary who incurs a qualifying event before the Effective Time.

(f)            Neither Party shall take or refrain from taking any action or be required to take or refrain from taking any action with respect to any FOBB Employee Benefit Plan that would subject any participant thereunder to additional tax and interest under Code Section 409A.  To the extent any of FOBB Employee Benefit Plan is subject to Section 409A of the Code, FOBB shall cause such Plan to be amended to comply with Section 409A of the Code not later than July 31, 2006.

(g)           MBFI shall honor or cause its Subsidiaries to honor in accordance with their terms all FOBB Employee Benefit Plans including the FOBB Transitional Severance Plan adopted on the date hereof and the FOBB Executive DCP, in each case as Previously Disclosed.

(h)           Prior to or concurrently with the execution of this Agreement, MBFI and the FOBB CEO shall enter into a letter of understanding addressing certain matters pertaining to the cancellation of the CEO Employment Agreement at the Effective Time and the FOBB CEO entering into a new Employment Agreement with MBFI immediately after the Effective Time, and MBFI shall enter into a letter of understanding for the benefit of the FOBB Chief Financial Officer relating to employment matters post-closing.

(i)            Prior to the Effective Date, FOBB shall determine and award bonuses (the “Pro Rata Bonus”) with respect to that portion of calendar year 2006 ending on the last day of the calendar month preceding the Effective Date, the amounts and recipients of which shall be determined consistent with past practice.  The amount of the Pro Rata Bonus has been and shall continue to be accrued monthly based upon anticipated performance.  The aggregate amount of the Pro Rata Bonuses as awarded shall not exceed the corresponding pro rata portion of the annual bonus pool as Previously Disclosed.  The actual amount of the Pro Rata Bonus shall be fully accrued as of the last day of the calendar month next preceding the Effective Date.  In January 2007, MBFI shall determine and award bonuses (the “Stub Period Bonus”) with respect to portion of calendar year 2006 falling thereafter, the recipients and amounts of which shall be determined in a manner consistent with the determination and award of the Pro Rata Bonus, it being intended that the aggregate of the Pro Rata Bonus and Stub Period Bonus will reflect a full year bonus.  Subject to the following sentence, the Pro Rata Bonus and Stub Period Bonus shall be paid no later than the regular payroll date next following January 31, 2007 to those employees who are then employed by MBFI or one of its Subsidiaries.  For those employees whose employment terminated on or after the Effective Date but prior to such payment date for any reason other than termination by MBFI or one of its Subsidiaries for cause or voluntary resignation by the employee, they shall be entitled to the portion of the 2006 through the month end prior to their employment termination.

7.17         FOBB Stock Options.

(a)           At the Effective Time, by virtue of the Merger and without any action on the part of any holder of a FOBB Stock Option, each FOBB Stock Option that is outstanding and unexercised immediately prior to the Effective Time will be converted into and become an option to purchase MBFI Common Stock (each an “Assumed Option”) on the same terms and conditions as are in effect with respect to the FOBB Stock Option immediately prior to the Effective Time, except that (a) each such Assumed Option may be exercised solely for shares of MBFI Common Stock, (b) the number of shares of MBFI Common Stock subject to such Assumed Option will be equal to the number of shares of FOBB Common Stock subject to such FOBB Stock Option immediately prior to the Effective Time multiplied by the Exchange Ratio, the product being rounded, if necessary, up or down to the nearest whole share, and (c) the per share exercise price under each such Assumed Option will be adjusted by dividing the per share exercise price of the FOBB Stock Option by the Exchange Ratio, and rounding up or down to the nearest cent.  It is intended that the foregoing assumption shall be undertaken consistent with and in a manner that will not constitute a “modification” under Code Section 409A.  As soon as practicable after the Effective Time, MBFI shall file an appropriate registration statement with respect to the shares of MBFI Common Stock subject to Assumed Options and shall use its reasonable best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.

(b)           Not later than ten days prior to the anticipated Effective Date, FOBB shall be entitled to make a written offer to the holders of vested FOBB Stock Options permitting such holders to irrevocably elect to have all or a designated number of their FOBB Stock Options cancelled at the Effective Time for a per share cancellation price equal to the Per Share Amount less the exercise price per share, which per share cancellation price shall be paid in shares of MBFI Common Stock having a value (based on the Final MBFI Share Value) equal to aggregate per share cancellation price payable for such cancelled FOBB Stock Options; provided that MBFI shall withhold shares having a value equal to any applicable tax withholding amount.  In order to be binding, the written irrevocable election of an optionholder must be received by FOBB not later than the 2nd day prior to the anticipated Effective Date.  Each written offer notice to be issued by FOBB and the written election document to be delivered by optionholders shall be in form and substance satisfactory to MBFI.

7.18         DSUs and RSUs.  At the Effective Time, by virtue of the Merger and without any action on the part of any holder of DSUs and RSUs, the DSUs and RSUs outstanding immediately prior to the Effective Time shall be assumed by MBFI in accordance with terms of the agreements and plans applicable thereto as Previously Disclosed, except that the number DSUs and RSUs of each holder shall be converted to a number of DSUs or RSUs, as applicable, equal to the number of DSUs or RSUs, as applicable, held by such holder immediately prior to the Effective Time multiplied by the Exchange Ratio.  At and after the Effective Time, each outstanding DSU and RSU shall represent the right to receive a share of MBFI Common Stock in accordance with the terms of the agreements and plans applicable thereto as Previously Disclosed.  Upon the conversion of the DSUs or RSUs of a holder to MBFI Common Stock, cash shall be paid in lieu of any fractional share interest of such holder.

7.19         Notification of Certain Matters.  Each of FOBB and MBFI shall give prompt written notice to the other of any fact, event or circumstance known to it that (a) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it, or (b) has caused or constituted or is reasonably likely to cause or constitute, a material breach of (i) any of its representations or warranties as of the date of this Agreement, or (ii) any of its covenants or agreements contained herein; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the Parties (or remedies with respect thereto) or the conditions to the obligations of the Parties under this Agreement; and provided further that a failure to comply with this Section 7.20 shall not constitute a failure to satisfy any condition set forth in Article VIII unless the underlying untruth, inaccuracy, failure to comply or satisfy, or change or event would independently result in a failure to satisfy a condition set forth in Article VIII.

7.20         Litigation Matters.  FOBB will consult with MBFI about any proposed settlement, or any disposition of, any material litigation affecting FOBB or any of its Subsidiaries.

7.21         Section 16(b) Exemption.  MBFI and FOBB agree that, in order to most effectively compensate and retain Rule 16(b) Insiders (as defined below) in connection with the Merger, both prior to and after the Effective Time, it is desirable that Rule 16(b) Insiders not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable law in connection with the conversion of shares of FOBB Common Stock, FOBB Stock Options, DSUs and RSUs into shares of MBFI Common Stock in the Merger, and for that compensatory and retentive purpose agree to the provisions of this Section 7.21.  Assuming that FOBB delivers to MBFI the FOBB Section 16 Information (as defined below) in a timely fashion prior to the Effective Time, the MBFI Board, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall reasonably promptly thereafter and in any event prior to the Effective Time adopt a resolution providing in substance that the receipt by the Rule 16(b) Insiders of MBFI Common Stock in exchange for shares of FOBB Common Stock, and of Assumed Options upon conversion of FOBB Stock Options, and assumed DSUs and RSUs upon conversion of the DSUs and RSUs of FOBB, in each case pursuant to the transactions contemplated hereby and to the extent such securities are listed in the FOBB Section 16 Information, are intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act to the fullest extent permitted by applicable law.  “FOBB Section 16 Information” shall mean information accurate in all material respects regarding the Rule 16(b) Insiders, the number of shares of FOBB Common Stock held by each such Rule 16(b) Insider and expected to be exchanged for MBFI Common Stock in the Merger, and the number and description of the options to purchase shares of FOBB Common Stock, and DSUs and RSUs held by each such MBFI Insider and expected to be converted into options to purchase shares or shares, as the case may be, of MBFI Common Stock in connection with the Merger; provided that the requirement for a description of any FOBB options shall be deemed to be satisfied if copies of all plans, and forms of agreements, under which such options have been granted have been made available to MBFI.  “Rule 16(b) Insiders” shall mean those officers and directors of FOBB who are subject to the reporting requirements of Section 16(a) of the Exchange Act and who are listed in the FOBB Section 16 Information.

7.22         Reservation of Shares; Dividend.  MBFI shall reserve for issuance such number of shares of MBFI Common Stock as is necessary to satisfy its obligations under this Agreement.

7.23         Expansion of MBFI Board and MB Bank Board.  At the Effective Time, the FOBB CEO and Charles Gries shall be added as directors to the MBFI Board and the FOBB CEO and John Ballantine shall be added as directors to the board of directors of MB Bank at the effective time of the Bank Merger.

7.24         Best Practices, etc.  It is the intention MBFI to use, chose or retain, as applicable, the best practices, best systems, and best personnel of MB Bank and OB Bank, as applicable, after the Bank Merger.

ARTICLE VIII
CONDITIONS PRECEDENT

8.1           Conditions Precedent - Parties.  The obligations of the Parties to effect the Transactions shall be subject to satisfaction of the following conditions at or prior to the Effective Date.

(a)           The adoption of this Agreement by the shareholders of FOBB and the approval of the stock issuance contemplated by this Agreement by the shareholders of MBFI.

(b)           All approvals, authorizations and consents from any Regulatory Authority which are required for the completion of the Transactions and the change in ownership of the FOBB Subsidiaries shall have been received and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired; provided, however, no such approval, authorization or consent shall include any condition or requirement, excluding standard conditions that are normally imposed by the regulatory authorities in bank merger transactions, that would, in good faith reasonable judgment of MBFI Board, materially and adversely affect the business, operations, financial condition, property or assets of the combined enterprise of MBFI and FOBB or materially impair the value of FOBB to MBFI.

(c)           None of the Parties or any of their Subsidiaries shall be subject to any statute, rule, regulation, injunction or other order or decree which shall have been enacted, entered, promulgated or enforced by any Governmental Authority which prohibits, prevents or makes illegal completion of any of the Transactions.

(d)           No proceeding initiated by any Government Authority seeking an order, injunction or decree to be issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the completion of any of the Transactions shall be pending or threatened.

(e)           The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(f)            All permits and other authorizations under state securities laws necessary to consummate the Merger and to issue the shares of MBFI Common Stock in the Merger shall have been received and shall be in full force and effect.

(g)           The shares of MBFI Common Stock to be issued in the Merger shall have been approved for listing on the Nasdaq, subject to official notice of issuance.

(h)           Each Party shall have obtained all other permits, authorizations, waivers, approvals and consents required by Governmental Authorities for the lawful consummation of the Transaction.

8.2           Conditions Precedent - FOBB.  The obligations of FOBB to effect the Transactions shall be subject to satisfaction of the following conditions at or prior to the Effective Date unless waived by FOBB pursuant to Section 9.4 hereof.

(a)           The representations and warranties of MBFI set forth in Article VI hereof shall be true and correct on the date of this Agreement and as of the Effective Time, in each case subject to the standards and qualifications set forth in Section 6.1.

(b)           MBFI shall have performed in all material respects all obligations and complied with all covenants required to be performed and complied with by it pursuant to this Agreement at or prior to the Effective Date.

(c)           FOBB shall have received an opinion from Silver, Freedman & Taff, L.L.P., counsel to MBFI, dated the Effective Time, to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion, (i) the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and (ii) each of FOBB and MBFI will be a party to that reorganization within the meaning of Section 368(b) of the Code.  In rendering its opinion, Silver, Freedman & Taff, L.L.P., may require and rely upon representations contained in letters from each of FOBB and MBFI.

(d)           MBFI shall have delivered to FOBB a certificate, dated the Effective Date and signed by its Chief Executive Officer or Chief Financial Officer, to the effect that the conditions set forth in Sections 8.2(a) and (b) have been satisfied.

8.3           Conditions Precedent - MBFI.  The obligations of MBFI to effect the Transactions shall be subject to satisfaction of the following conditions at or prior to the Effective Date unless waived by MBFI pursuant to Section 9.4 hereof.

(a)           The representations and warranties of FOBB set forth in Article V hereof shall be true and correct on the date of this Agreement and as of the Effective Time, in each case subject to the standards and qualifications set forth in Section 5.1.

(b)           FOBB shall have performed in all material respects all obligations and complied with all covenants required to be performed and complied with by it pursuant to this Agreement at or prior to the Effective Date.

(c)           Dissenting Shares represent less than 10% of the outstanding FOBB Common Stock on the date hereof.

(d)           MBFI shall have received an opinion from Vedder, Price, Kaufman & Kammholz, P.C., counsel to FOBB, dated the Effective Time, to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion, (i) the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and (ii) each of FOBB and MBFI will be a party to that reorganization within the meaning of Section 368(b) of the Code.  In rendering its opinion, Vedder, Price, Kaufman & Kammholz, P.C., may require and rely upon representations contained in letters from each of FOBB and MBFI.

(e)           FOBB shall have delivered to MBFI a certificate, dated the Effective Date and signed by its Chief Executive Officer or Chief Financial Officer, to the effect that the conditions set forth in Sections 8.3(a)-(c) have been satisfied.

ARTICLE IX
TERMINATION, WAIVER AND AMENDMENT

9.1           Termination.  This Agreement may be terminated at any time prior to the Effective Time by a Party or the Parties (based upon action of its or their Board(s) of Directors) as follows:

(a)           by the mutual consent in writing of the Parties;

(b)           by MBFI in writing if FOBB has, or by FOBB in writing if MBFI has, breached in any material respect any covenant or undertaking contained herein or any representation or warranty contained herein such that the conditions set forth in Section 8.2(a) or (b), or Section 8.3(a) or (b), whichever is applicable, would not be satisfied, unless such breach has been cured within 30 days after written notice of such breach; provided that a Party which is then in material breach of any of its representations, warranties, covenants or undertakings under this Agreement shall not be entitled to be a terminating Party hereunder;

(c)           by either MBFI or FOBB in writing (i) if any application for prior approval of a Regulatory Authority which is necessary to consummate any of the Transactions is denied or withdrawn at the request or recommendation of the Regulatory Authority which must grant such approval, provided, however, that a Party shall not have the right to terminate this Agreement pursuant to this Section 9.1(c)(i) if such denial or request or recommendation for withdrawal shall be due to the failure of such Party to perform or observe its covenants and agreements set forth herein, or (ii) if any Governmental Authority of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the completion of the any of the Transactions;

(d)           by either MBFI or FOBB in writing if the shareholders of FOBB do not adopt this Agreement at the FOBB Meeting or the shareholders of MBFI do not approve the stock issuance at the MBFI Meeting, provided a termination pursuant to Section 9.1(g) or 9.1(h) shall supercede and take precedent over any termination pursuant to this subsection (i.e., the termination pursuant to this subsection shall not be effective);

(e)           by MBFI in writing within five business days after delivery of the Expert’s Opinion if the Independent Expert’s conclusion, as set forth in the Expert’s Opinion, is that the Required Environmental Expenditures are greater than $3,500,000.

(f)            by either MBFI or FOBB in writing if the Effective Time has not occurred by the close of business on December 31, 2006, provided that a Party which is then in material breach of any of its representations, warranties, covenants or obligations shall not be entitled to be a terminating Party hereunder;

(g)           by FOBB in writing if the MBFI Board breaches Section 7.3 and the shareholders of MBFI fail to approve the stock issuance at the MBFI Meeting (or such MBFI Meeting is not held); provided this subsection shall not apply if prior to the scheduled MBFI Meeting, the FOBB Meeting took place and its shareholders failed to adopt this Agreement;

(h)           by MBFI in writing if FOBB has made a Change in Recommendation and the shareholders of FOBB fail to adopt this Agreement at the FOBB Meeting (or such FOBB Meeting is not held); provided this subsection shall not apply if prior to the FOBB Meeting, the MBFI Meeting took place and its shareholders failed to approve the stock issuance;

(i)            by FOBB in writing prior to the FOBB Meeting in order to concurrently enter into a Competing Acquisition Agreement; provided FOBB shall, concurrently with the termination of this Agreement pursuant to this subsection, pay the Termination Fee to MBFI; or

(j)            by FOBB at any time during the ten (10) business day period commencing on the Determination Date, such termination to be effective immediately following the expiration of the five (5) business day period specified in Section 9.1(j)(ii) below (“Effective Termination Date”), if both of the following conditions are satisfied:

(i)            the MBFI Market Value on the Determination Date is less than $29.24; and

(ii)           the number obtained by dividing the MBFI Market Value on the Determination Date by the Initial MBFI Market Value (“MBFI Ratio”) shall be less than the quotient obtained by dividing the Final Index Price by the Initial Index Price minus 0.175; subject, however, to the following sentences.  If FOBB elects to exercise its termination right pursuant to this Section 9.1(j), it shall give prompt written notice thereof to MBFI and MBFI shall, for a period of five (5) business days after its receipt of such notice, have the option of paying additional Aggregate Merger Consideration in the form of MBFI Common Stock, cash, or a combination of MBFI Common Stock and cash (the “Additional Consideration”) in compliance with the following sentence.  Specifically, MBFI shall pay such Additional Consideration so that the value of the Aggregate MBFI Share Amount (prior to adjustment for the Additional Consideration) together with the Additional Consideration (whether in cash or stock) shall be valued at an amount which is no less than the lesser of (i) the product of 0.825 and the Initial MBFI Market Value multiplied by the Aggregate MBFI Share Amount (prior to adjustment for the Additional Consideration) or (ii) the product of the Index Ratio and the Initial MBFI Market Value multiplied by the Aggregate MBFI Share Amount (prior to adjustment for the Additional Consideration). If within such five business day period, MBFI delivers written notice to FOBB that it intends to proceed by paying the Additional Consideration, as contemplated by the preceding sentence, then no termination shall occur pursuant to this Section 9.1(j) and this Agreement shall remain in full force and effect in accordance with its terms (except that the Aggregate Merger Consideration shall have been so modified).

For purposes of this Section 9.1(j), the following terms shall have the meanings indicated below:

“Acquisition Transaction” shall mean (i) a merger or consolidation, or any similar transaction, involving the relevant companies, (ii) a purchase, lease or other acquisition of all or substantially all of the assets of the relevant companies, (iii) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 10% or more of the voting power of the relevant companies; or (iv) agree or commit to take any action referenced above.

“Determination Date” shall mean the date on which FOBB receives written notice in accordance with the requirements of Section 10.4 regarding notices, that the last regulatory approval (and waivers, if applicable) necessary for consummation of the Transactions has been received (disregarding any waiting period).

“Final Index Price” means the reported closing index price for the Index Group on the Determination Date.

“Index Group” means the SNL Midwest Bank Index as published by SNL Financial LLC.

“Index Ratio” shall be the Final Index Price divided by the Initial Index Price.

“Initial Index Price” means the reported closing index price of $633.64 for the Index Group for April 28, 2006.

“Initial MBFI Market Value” means $35.446, adjusted as indicated in the last sentence of this Section 9.1(j).

“MBFI Market Value” shall be the average of the daily closing sales prices of a share of MBFI Common Stock as reported on the Nasdaq for the five consecutive trading days immediately preceding the Determination Date.

If MBFI or any company belonging to the Index Group declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Determination Date, the prices for the common stock of such company shall be appropriately adjusted for the purposes of applying this Section 9.1(j).

9.2           Effect of Termination.  In the event that this Agreement is terminated pursuant to Section 9.1 hereof, this Agreement shall become void and have no effect, except that (i) the provisions relating to confidentiality set forth in Section 7.5(b), to expenses set forth in Section 10.1, to the Termination Fee set forth in Section 9.6, to relief under Section 9.7, and this Section 9.2, shall survive any such termination.

9.3           Survival or Non-Survival of Representations, Warranties and Covenants.  All representations, warranties, covenants and agreements of the Parties set forth herein shall expire at the Effective Time other than those covenants and agreements which by their expressed terms are to be performed after the Effective Time.

9.4           Waiver.  Either MBFI or FOBB by written instrument approved by its Board of Directors (or an executive officer pursuant to delegated authority) and signed by an executive officer of such Party, may at any time (whether before or after adoption of this Agreement by the shareholders of FOBB and the approval of the stock issuance by MBFI) extend the time for the performance of any of the obligations or other acts of the other Party and may waive (a) any inaccuracies of the other Party in the representations or warranties contained in this Agreement or any document delivered pursuant hereto, (b) compliance with any of the covenants, undertakings or agreements of the other Party, (c) to the extent permitted by law, satisfaction of any of the conditions precedent to its obligations contained herein or (d) the performance by the other Party of any of its obligations set forth herein; provided that any such waiver granted or any amendment or supplement pursuant to Section 9.5 hereof shall not modify either the amount or form of the consideration to be paid in the Merger without the approval of the shareholders of FOBB and/or MBFI to the extent required by applicable law.

9.5           Amendment or Supplement.  This Agreement may be amended or supplemented at any time by mutual written agreement of the Parties, subject to the proviso to Section 9.4 hereof.  Any such amendment or supplement must be in writing and, if entered into by a Party, must be authorized by or under the direction of its Board of Directors.

9.6           Termination Fee.  A Party shall pay the other Party the cash amount of $13,000,000, as an agreed upon liquidated damages and not as a penalty and as the sole and exclusive remedy of such Party against the other Party (the “Termination Fee”), payable within two (2) business days after written demand (or as otherwise provided below) in immediately available funds, as provided below:

(a)           FOBB shall pay to MBFI the Termination Fee upon the occurrence of any of the following events:

(i)            a termination of this Agreement by MBFI pursuant to Section 9.1(h);

(ii)           a termination of this Agreement by FOBB pursuant to Section 9.1(i), in which case the Termination Fee shall be paid concurrently with the termination of this Agreement;

(iii)          the entering into a definitive agreement by FOBB or OB Bank relating to a change in control of FOBB, OB Bank or substantially all of the assets of either of them (by merger, consolidation, stock purchase, bulk sale of assets or otherwise) within one (1) year after the termination of this Agreement by MBFI pursuant to Section 9.1(b); provided, however, that if MBFI seeks relief against FOBB under Section 9.7(a), then FOBB shall have no obligation to MBFI under this Section 9.6(a)(iii) and the provisions of this Section 9.6(a)(iii) shall thereupon terminate; or

(iv)          the consummation of a transaction involving a change in control of FOBB, OB Bank or substantially all of the assets of either of them (by merger, consolidation, tender offer, stock purchase, bulk sale of assets or otherwise) within one year after the termination of this Agreement by MBFI pursuant to Section 9.1(b);

provided, however, that if MBFI seeks relief against FOBB under Section 9.7(a), then FOBB shall have no obligation to MBFI under this Section 9.6(a)(iv) and the provisions of this Section 9.6(a)(iv) shall thereupon terminate.

Upon payment of the Termination Fee to MBFI, FOBB shall have no further liability to MBFI under this Agreement or otherwise related to the Transactions.

(b)           Upon the written demand of FOBB, MBFI shall pay to FOBB the Termination Fee upon a termination of this Agreement by FOBB pursuant to Section 9.1(g).  Upon payment of the Termination Fee after written demand, MBFI shall have no further liability to FOBB under this Agreement or otherwise related to the Transactions.  If FOBB seeks relief against MBFI under Section 9.7(a), then MBFI shall have no obligation to FOBB under this Section 9.6(b) and the provisions of Section 9.6(b) shall thereupon terminate.

9.7           Relief for Willful Breach; Specific Performance.

(a)           Notwithstanding anything to the contrary herein, in the event of a willful material breach hereof by a Party, then the non-breaching Party shall be entitled to such additional remedies and relief against the breaching Party as are available at law or in equity (with all remedies hereunder and thereunder being cumulative).

(b)           The Parties agree that, in the event of any breach or threatened breach (whether or not willful or material) by a Party of any covenant, obligation or other term or provision set forth in this Agreement for the benefit of any other Party, such other Party shall be entitled to (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other term or provision and (ii) an injunction restraining such breach or threatened breach.

ARTICLE X
MISCELLANEOUS

10.1         Expenses.  Each of the Parties shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated herein, including fees and expenses of its own financial or other consultants, investment bankers, accountants and counsel, except that (a) MBFI and FOBB each shall bear and pay one-half of the costs (excluding the fees and disbursements of counsel and accountants) incurred in connection with the preparation (including copying and printing) of the Joint Proxy Statement-Prospectus and Registration Statement and (b) MBFI shall bear the cost of all listing, filing or registration fees, including fees paid for filing the Registration Statement and the Joint Proxy Statement-Prospectus with the SEC and fees paid for filings with Governmental Authorities.

10.2         Entire Agreement.  This Agreement including the Exhibits and Schedules hereto contains the entire agreement among the Parties with respect to the transactions contemplated herein and supersedes all prior arrangements or understandings with respect thereto, written or oral, other than documents referred to herein.  The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors in interest.  Nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the Parties and their respective successors in interest, any rights, remedies, obligations or liabilities, except as expressly provided herein.

10.3         No Assignment.  None of the Parties may assign any of its rights or obligations under this Agreement to any other Person, except by operation of law.

10.4         Notices.  All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally, telecopied or e-mailed (with confirmation) or sent by overnight mail service or by registered or certified mail (return receipt requested), postage prepaid, addressed as follows:

If to FOBB:

First Oak Brook Bancshares, Inc.
1400 Sixteenth Street
Oak Brook, Illinois 60523
Attention: Richard Rieser, Chief Executive Officer
Fax: (630) 571-3934
Email:	rrieser@obb.com

With a copy to:

Vedder, Price, Kaufman & Kammholz, P.C.
222 North LaSalle Street
Chicago, Illinois 60601
Attention:	Thomas P. Desmond
William J. Bettman
Fax: (312) 609-7500
Email:	tdesmond@vedderprice.com
wbettman@vedderprice.com

If to MBFI:

MB Financial, Inc.
6111 North River Road
Rosemont, Illinois 60018
Attention: Mitchell Feiger, Chief Executive Officer
Fax:	(847) 653-0080
Email:	MFeiger@mbfinancial.com

With a copy to:

Silver, Freedman & Taff LLP
1700 Wisconsin Avenue, N.W.
Washington, D.C. 20007
Attention: Barry Taff
Fax:	(202) 337-5502
E-mail:	btaff@sftlaw.com

10.5         Interpretation.  The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

10.6         Counterparts.  This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

10.7         Governing Law.

(a)           This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and entirely to be performed within such jurisdiction.

(b)           Each Party agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the Transactions exclusively in the Circuit Court for Cook County, Illinois or the United States District Court for the Northern District of Illinois (the “Chosen Court”) and solely in connection with claims arising under this Agreement or the Transactions (1) irrevocably submits to the exclusive jurisdiction of the Chosen Court, (2) waives any objection to laying venue in any such action or proceeding in the Chosen Court, and (3) to the fullest extent permitted by law, waives any objection that the Chosen Court is an inconvenient forum or do not have jurisdiction over any party hereto.

10.8         Severability.  Any term, provision, covenant or restriction contained in this Agreement held to be invalid, void or unenforceable, shall be ineffective to the extent of such invalidity, voidness or unenforceability, but neither the remaining terms, provisions, covenants or restrictions contained in this Agreement nor the validity or enforceability thereof in any other jurisdiction shall be affected or impaired thereby.  Any term, provision, covenant or restriction contained in this Agreement that is so found to be so broad as to be unenforceable shall be interpreted to be as broad as is enforceable.

*  *  *  *  *

The Parties have executed this Agreement in counterparts, all as of the day and year first above written.

MB FINANCIAL, INC.

By:	/s/ Mitchell Feiger
Authorized Officer

MBFI ACQUISITION CORP.

By:	/s/ Mitchell Feiger
Authorized Officer

FIRST OAK BROOK BANCSHARES, INC.

By:	/s/ Richard M. Rieser, Jr.
Authorized Officer